Exhibit No. 99.3

Item 8. Financial Statements and Supplementary Data

Management’s Statement of Responsibility for Financial Statements and

Report on Internal Control over Financial Reporting

Financial Statements

Management is responsible for preparation of the consolidated financial statements and other related financial information included in this annual report on Form 10-K. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, incorporating management’s reasonable estimates and judgments, where applicable.

Management’s Report on Internal Control over Financial Reporting

This report is provided by management pursuant to Section 404 of the Sarbanes- Oxley Act of 2002 and the SEC rules promulgated thereunder. Management, including the chief executive officer and chief financial officer, is responsible for establishing and maintaining adequate internal control over financial reporting and for assessing effectiveness of internal control over financial reporting.

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the Company’s internal control over financial reporting as of June 30, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment of the Company’s internal control over financial reporting, management has concluded that, as of June 30, 2008, the Company’s internal control over financial reporting was effective.

The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2008, as stated in their report which follows in Item 8 of this Current Report on Form 8-K.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Regis Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Regis Corporation and its subsidiaries at June 30, 2008 and June 30, 2007, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Statement of Responsibility for Financial Statements and Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 9 to the consolidated financial statements, Regis Corporation changed the manner in which it accounts for unrecognized income tax benefits effective June 1, 2007. As discussed in Note 1 to the consolidated financial statements, Regis Corporation changed the manner in which it accounts for defined benefit arrangements effective June 30, 2007 and changed its method of accounting for share-based payments as of July 1, 2005.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 29, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2 as to which the date is July 6, 2009

REGIS CORPORATION

CONSOLIDATED BALANCE SHEET

(Dollars in thousands, except per share data)

	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$127,627	$184,785
Receivables, net	37,824	67,773
Inventories	212,468	196,582
Deferred income taxes	15,954	18,775
Other current assets	51,278	57,149
Total current assets	445,151	525,064
Property and equipment, net	481,851	494,085
Goodwill	870,993	812,383
Other intangibles, net	144,291	213,452
Investment in affiliates	203,706	20,213
Other assets	89,879	66,917
Total assets	$2,235,871	$2,132,114
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$230,224	$223,352
Accounts payable	69,693	74,532
Accrued expenses	207,605	240,748
Total current liabilities	507,522	538,632
Long-term debt and capital lease obligations	534,523	485,879
Other noncurrent liabilities	217,640	194,295
Total liabilities	1,259,685	1,218,806
Commitments and contingencies (Note 7)
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding, 43,070,927 and 44,164,645 common shares at June 30, 2008 and 2007, respectively	2,153	2,209
Additional paid-in capital	143,265	178,029
Accumulated other comprehensive income	101,973	78,278
Retained earnings	728,795	654,792
Total shareholders’ equity	976,186	913,308
Total liabilities and shareholders’ equity	$2,235,871	$2,132,114

The accompanying notes are an integral part of the Consolidated Financial Statements.

REGIS CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Years Ended June 30,
	2008	2007	2006
Revenues:
Service	$1,862,490	$1,764,480	$1,604,511
Product	551,286	528,912	486,251
Royalties and fees	67,615	79,946	77,240
	2,481,391	2,373,338	2,168,002
Operating expenses:
Cost of service	1,062,559	988,946	902,627
Cost of product	264,391	258,263	240,119
Site operating expenses	184,769	190,614	180,950
General and administrative	321,563	317,723	284,994
Rent	361,476	341,822	310,774
Depreciation and amortization	113,293	111,464	103,074
Goodwill impairment	—	23,000	—
Terminated acquisition income, net	—	—	(33,683)
Total operating expenses	2,308,051	2,231,832	1,988,855

Operating income	173,340	141,506	179,147
Other income (expense):
Interest expense	(44,279)	(41,647)	(34,913)
Interest income and other, net	8,173	5,053	621
Income from continuing operations before income taxes and equity in income of affiliated companies	137,234	104,912	144,855

Income taxes	(54,182)	(37,173)	(51,952)
Equity in income of affiliated companies, net of income taxes	849	—	—
Income from continuing operations	83,901	67,739	92,903

Income from discontinued operations, net of taxes (Note 2)	1,303	15,431	16,675

Net income	$85,204	$83,170	$109,578

Net income per share:
Basic:
Income from continuing operations	1.94	1.51	2.06
Income from discontinued operations	0.03	0.35	0.37
Net income per share, basic	$1.97	$1.86	$2.43

Diluted:
Income from continuing operations	1.92	1.48	2.00
Income from discontinued operations	0.03	0.34	0.36
Net income per share, diluted	$1.95	$1.82	$2.36

Weighted average common and common equivalent shares outstanding:
Basic	43,157	44,723	45,168
Diluted	43,587	45,623	46,400
Cash dividends declared per common share	$0.16	$0.16	$0.16

The accompanying notes are an integral part of the Consolidated Financial Statements.

REGIS CORPORATION

CONSOLIDATED STATEMENT OF CHANGES

IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Dollars in thousands)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained		Comprehensive
	Shares	Amount	Capital	Income	Earnings	Total	Income
Balance, June 30, 2005	44,952,002	2,248	229,871	46,124	476,469	754,712	70,140
Net income					109,578	109,578	109,578
Foreign currency translation adjustments				10,476		10,476	10,476
Changes in fair market value of financial instruments designated as cash flow hedges, net of taxes				1,466		1,466	1,466
Stock repurchase plan	(585,384)	(29)	(20,251)			(20,280)
Proceeds from exercise of stock options	843,370	43	14,367			14,410
Stock-based compensation			4,905			4,905
Shares issued through franchise stock incentive program	7,971	—	314			314
Payment for contingent consideration in salon acquisitions (Note 4)			(3,630)			(3,630)
Tax benefit realized upon exercise of stock options			6,712			6,712
Issuance of restricted stock	85,500	4	(4)			—
Dividends					(7,256)	(7,256)
Balance, June 30, 2006	45,303,459	2,266	232,284	58,066	578,791	871,407	121,520
Net income					83,170	83,170	83,170
Foreign currency translation adjustments				20,873		20,873	20,873
Changes in fair market value of financial instruments designated as cash flow hedges, net of taxes				(1,220)		(1,220)	(1,220)
Stock repurchase plan	(2,092,200)	(104)	(79,606)			(79,710)
Proceeds from exercise of stock options	829,524	41	14,269			14,310
Stock-based compensation			4,911			4,911
Shares issued through franchise stock incentive program	6,548	—	233			233
Tax benefit realized upon exercise of stock options			6,531			6,531
Cumulative effect adjustment for adoption of SFAS No. 158 (Note 10)				559		559
Taxes related to restricted stock			(587)			(587)
Issuance of restricted stock	117,314	6	(6)			—
Dividends					(7,169)	(7,169)
Balance, June 30, 2007	44,164,645	2,209	178,029	78,278	654,792	913,308	102,823
Net income					85,204	85,204	85,204
Foreign currency translation adjustments				27,120		27,120	27,120
Changes in fair market value of financial instruments designated as cash flow hedges, net of taxes				(2,557)		(2,557)	(2,557)
Stock repurchase plan	(1,701,089)	(85)	(49,872)			(49,957)
Proceeds from exercise of stock options	525,774	26	8,867			8,893
Stock-based compensation			6,841			6,841
Shares issued through franchise stock incentive program	11,311	—	416			416
Adoption of FIN No.48 (Note 9)			(237)		(4,237)	(4,474)
Recognition of deferred compensation and other, net of taxes (Note 10)				(868)		(868)	(868)
Tax benefit realized upon exercise of stock options			2,784			2,784
Taxes related to restricted stock	(54,914)	(2)	(663)			(665)
Issuance of restricted stock	125,200	5	(5)			—
Dividends					(6,964)	(6,964)
Payment for contingent consideration in salon acquisitions (Note 4)			(2,895)			(2,895)
Balance, June 30, 2008	$43,070,927	$2,153	$143,265	$101,973	$728,795	$976,186	$108,899

The accompanying notes are an integral part of the Consolidated Financial Statements.

REGIS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2008	2007	2006
Cash flows from operating activities:
Net income	$85,204	$83,170	$109,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	108,673	104,915	95,660
Amortization	11,304	12,412	11,810
Equity in income of affiliated companies	(849)	—	—
Deferred income taxes	(3,789)	(6,243)	7,409
Goodwill impairment	—	23,000	—
Asset impairment	10,471	6,813	12,740
Excess tax benefits from stock-based compensation plans	(1,420)	(4,536)	(4,556)
Stock-based compensation	6,841	4,911	4,905
Other noncash items affecting earnings	(2,015)	2,831	316
Changes in operating assets and liabilities*:
Receivables	(709)	(4,092)	(4,918)
Inventories	(5,232)	2,709	(6,068)
Other current assets	2,554	(15,818)	(7,551)
Other assets	16,184	(9,715)	(1,027)
Accounts payable	(9,480)	11,814	151
Accrued expenses	18,729	14,622	46,773
Other noncurrent liabilities	(14,083)	15,067	16,463
Net cash provided by operating activities	222,383	241,860	281,685
Cash flows from investing activities:
Capital expenditures	(85,799)	(90,079)	(119,914)
Proceeds from sale of assets	47	97	730
Purchases of salon, school and hair restoration center net assets, net of cash acquired	(132,971)	(68,747)	(155,481)
Proceeds from loans and investments	10,000	5,250	—
Disbursements for loans and investments	(46,400)	(30,673)	(6,000)
Transfer of cash related to contribution of schools and European franchise salon operations	(10,906)	—	—
Net investment hedge settlement	—	(8,897)	—
Net cash used in investing activities	(266,029)	(193,049)	(280,665)
Cash flows from financing activities:
Borrowings on revolving credit facilities	9,079,917	7,028,556	3,054,730
Payments on revolving credit facilities	(9,088,530)	(6,943,750)	(2,998,480)
Proceeds from issuance of long-term debt	125,000	25,000	1,766
Repayments of long-term debt and capital lease obligations	(78,161)	(40,888)	(22,553)
Excess tax benefits from stock-based compensation plans	1,420	4,536	4,556
Repurchase of common stock	(49,957)	(79,710)	(20,280)
Proceeds from issuance of common stock	8,893	14,310	14,410
Dividends paid	(6,964)	(7,169)	(7,256)
Other	(2,622)	(7,310)	1,678
Net cash (used in) provided by financing activities	(11,004)	(6,425)	28,571
Effect of exchange rate changes on cash and cash equivalents	(2,508)	7,002	3,088
(Decrease) increase in cash and cash equivalents	(57,158)	49,388	32,679
Cash and cash equivalents:
Beginning of year	184,785	135,397	102,718
End of year	127,627	$184,785	$135,397

*                                         Changes in operating assets and liabilities exclude assets and liabilities assumed through acquisitions

The accompanying notes are an integral part of the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description:

Regis Corporation (the Company) owns, operates and franchises hairstyling and hair care salons throughout the United States, the United Kingdom (U.K.), Canada, Puerto Rico and several other countries. In addition, the Company owns and operates hair restoration centers in the United States and Canada. Substantially all of the hairstyling and hair care salons owned and operated by the Company in the United States are located in leased space in enclosed mall shopping centers, strip shopping centers or Wal-Mart Supercenters. Franchise salons throughout the United States are primarily located in strip shopping centers. The company- owned salons in the U.K. are owned and operated in malls, leading department stores, mass merchants and high-street locations. The hair restoration centers, including both company-owned and franchise locations, are typically located in leased space within office buildings. The Company maintains ownership interest in salons and beauty schools through equity-method and cost-method investments

Consolidation:

During the third quarter of fiscal year 2009, the Company, sold its Trade Secret salon concept (Trade Secret).  Trade Secret operations are presented as discontinued operations for all periods presented.  All amounts and disclosures in these financial statements have been adjusted to reflect the discontinued operations of Trade Secret.

The Consolidated Financial Statements include the accounts of the Company and all of its wholly-owned subsidiaries. In consolidation, all material intercompany accounts and transactions are eliminated.

Use of Estimates:

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation:

Financial position, results of operations and cash flows of the Company’s international subsidiaries are measured using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates in effect at each fiscal year end. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income within shareholders’ equity. Statement of Operations accounts are translated at the average rates of exchange prevailing during the year. The different exchange rates from period to period impact the amount of reported income from the Company’s international operations.

Cash and Cash Equivalents:

Cash equivalents consist of investments in short-term, highly liquid securities having original maturities of three months or less, which are made as a part of the Company’s cash management activity. The carrying values of these assets approximate their fair market values. The Company primarily utilizes a cash management system with a series of separate accounts consisting of lockbox accounts for receiving cash, concentration accounts that funds are moved to, and several “zero balance” disbursement accounts for funding of payroll and accounts payable. As a result of the Company’s cash management system, checks issued, but not presented to the banks for payment, may create negative book cash balances. Checks outstanding in excess of related book cash balances totaling approximately $3.9 and $6.5 million at June 30, 2008 and 2007, respectively, are included in accounts payable and accrued expenses within the Consolidated Balance Sheet.

Receivables and Allowance for Doubtful Accounts:

The receivable balance on the Company’s Consolidated Balance Sheet primarily includes accounts and notes receivable from franchisees. The balance is presented net of an allowance for expected losses (i.e., doubtful accounts), primarily related to receivables from the Company’s franchisees. The Company monitors the financial condition of its franchisees and records provisions for estimated losses on receivables when it believes that its franchisees are unable to make their required payments based on factors such as delinquencies and aging trends. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses related to existing accounts and notes receivable. The Company also reserves certain receivables fully once they have reached a set age category.

The following table summarizes the activity in the allowance for doubtful accounts:

	For the Years Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
Beginning balance	$6,399	$6,205	$3,464
Bad debt expense	3,900	7,347	5,238
Write-offs	(8,784)	(7,345)	(2,589)
Other (primarily the impact of foreign currency fluctuations)	—	192	92
Ending balance	$1,515	$6,399	$6,205

Inventories:

Inventories consist principally of hair care products held either for use in services or for sale. Cost of product used in salon services is determined by applying estimated gross profit margins to service revenues, which are based on historical factors including product pricing trends and estimated shrinkage. In addition, the estimated gross profit margin is adjusted based on the results of physical inventory counts performed at least semi-annually and the monthly monitoring of factors that could impact the Company’s usage rates estimates. These factors include mix of service sales, discounting and special promotions. Cost of product sold to salon customers is determined based on the weighted average cost of product to the Company, adjusted for an estimated shrinkage factor. Product and service inventories are adjusted based on the results of physical inventory counts performed at least semi-annually.

Property and Equipment:

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are computed on the straight-line method over estimated useful asset lives (30 to 39 years for buildings and improvements and three to ten years for equipment, furniture and software). Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, generally ten years. For leases with renewal periods at the Company’s option, management may determine at the inception of the lease that renewal is reasonably assured if failure to exercise a renewal option imposes an economic penalty to the Company. In such cases, the Company will include the renewal option period along with the original lease term in the determination of appropriate estimated useful lives.

The Company capitalizes both internal and external costs of developing or obtaining computer software for internal use. Costs incurred to develop internal-use software during the application development stage are capitalized, while data conversion, training and maintenance costs associated with internal-use software are expensed as incurred. At June 30, 2008 and 2007, the net book value of capitalized software costs was $41.0 and $35.0 million, respectively. Amortization expense related to capitalized software was $8.3, $8.8, and $8.1 million in fiscal years 2008, 2007, and 2006, respectively, which has been determined based on an estimated useful life of five or seven years.

Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation and amortization accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operating income. Fully depreciated or amortized assets remain in the accounts until retired from service.

Investments:

The Company has equity investments in securities of other privately held entities. The Company accounts for these investments under the cost method or the equity method of accounting, as appropriate. The valuation of investments accounted for under the cost method considers all available financial information related to the investee. If an unrealized loss for any investment is considered to be other-than-temporary, the loss will be recognized in the Consolidated Statement of Operations in the period the determination is made. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss.

Investments are reviewed for changes in circumstance or the occurrence of events that suggest the Company’s investment may not be recoverable.

The Company recognized an impairment loss during fiscal year 2006 of $4.3 million related to its interest in a privately held entity, which was acquired during fiscal year 2005 through the acquisition of preferred stock. This investment was accounted for under the cost method. The impairment charge was included in Other, net (other non-operating expense) in the Consolidated Statement of Operations and reduced the Company’s investment balance to zero.

Goodwill:

Goodwill is tested for impairment annually or at the time of a triggering event in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Fair values are estimated based on the Company’s best estimate of the expected present value of future cash flows and compared with the corresponding carrying value of the reporting unit, including goodwill. Where available and as appropriate comparative market multiples are used to corroborate the results of the present value method. The Company considers its various concepts to be reporting units when it tests for goodwill impairment because that is where the Company believes goodwill resides. The Company’s policy is to perform its annual goodwill impairment test during its third quarter of each fiscal year ending June 30.

During the three months ended March 31 of fiscal years 2008, 2007, and 2006, the Company performed its annual goodwill impairment analysis on its reporting units. Based on its testing, a $23.0 million ($19.6 million net of tax) impairment charge was recorded during fiscal year 2007 related to its beauty school business. No impairment charges were recorded during fiscal years 2008 and 2006.

Long-Lived Asset Impairment Assessments, Excluding Goodwill:

The Company reviews long-lived assets for impairment at the salon level annually or if events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. If an impairment is recognized, the carrying value of the impaired asset is reduced to its fair value, based on discounted estimated future cash flows.

During fiscal year 2008, the Company tested its long-lived assets for impairment and recognized impairment charges related primarily to the carrying value of certain salons’ property and equipment of $10.5 million, related to the Company approved plan in July of 2008 to close up to 160 underperforming Company owned salons in fiscal year 2009. Of the $10.5 million in total impairment charges recognized in fiscal year 2008, $5.0, $1.1, and $4.4 million related to North America, United Kingdom, and discontinued operations salons, respectively. During fiscal year 2007, the Company tested its long-lived assets for impairment and recognized impairment charges related primarily to the carrying value of certain salons’ property and equipment of $6.8 million, including $4.8, $0.3 and $1.7 million related to North America,United Kingdom, and discontinued operations salons, respectively. During fiscal year 2006, the Company recognized similar impairment charges for certain salons’ property and equipment of $8.4 million, including $5.9, $1.0, and $1.5 million related to North America, United Kingdom, and discontinued operations salons, respectively.  The Company also evaluated the appropriateness of the remaining useful lives of its affected property and equipment and whether a change to the depreciation charge was warranted. Impairment charges are included in depreciation related to company-owned salons in the Consolidated Statement of Operations.

Deferred Rent and Rent Expense:

The Company leases most salon and hair restoration center locations under operating leases. Accounting principles generally accepted in the United States of America require rent expense to be recognized on a straight-line basis over the lease term. Tenant improvement allowances funded by landlord incentives, rent holidays, and rent escalation clauses which provide for scheduled rent increases during the lease term or for rental payments commencing at a date other than the date of initial occupancy are recorded in the Consolidated Statements of Operations on a straight-line basis over the lease term (including one renewal option period if renewal is reasonably assured based on the imposition of an economic penalty for failure to exercise the renewal option). The difference between the rent due under the stated periods of the lease compared to that of the straight-line basis is recorded as deferred rent within other noncurrent liabilities in the Consolidated Balance Sheet.

For purposes of recognizing incentives and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date that it obtains the legal right to use and control the leased space to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation of intended use of the leased space.

Certain leases provide for contingent rents, which are determined as a percentage of revenues in excess of specified levels. The Company records a contingent rent liability in accrued expenses on the Consolidated Balance Sheet, along with the corresponding rent expense in the Consolidated Statement of Operations, when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal year is probable.

Revenue Recognition and Deferred Revenue:

Company-owned salon revenues and related cost of sales are recognized at the time of sale, as this is when the services have been provided or, in the case of product revenues, delivery has occurred, and the salon receives the customer’s payment. Revenues from purchases made with gift cards are also recorded when the customer takes possession of the merchandise or services are provided. Gift cards issued by the Company are recorded as a liability (deferred revenue) until they are redeemed. An accrual for estimated returns and credits has been recorded based on historical customer return data that management believes to be reasonable, and is less than one percent of sales.

Product sales by the Company to its franchisees are included within product revenues on the Consolidated Statement of Operations and recorded at the time product is shipped to franchise locations. The related cost of product sold to franchisees is included within cost of product in the Consolidated Statement of Operations.

Company-owned hair restoration center revenues stem primarily from servicing hair systems and surgical procedures, as well as through product and hair system sales. The Company records deferred revenue for contracts related to the servicing of hair systems and recognizes the revenue ratably over the term of the service contract. Revenues are recognized related to surgical procedures when the procedure is performed. Product revenues, including sales of hair systems, are recognized at the time of sale, as this is when delivery occurs and payment is probable.

Franchise revenues primarily include royalties, initial franchise fees and net rental income (see Note 7). Royalties are recognized as revenue in the month in which franchisee services are rendered or products are sold to franchisees. The Company recognizes revenue from initial franchise fees at the time franchise locations are opened, as this is generally when the Company has performed all initial services required under the franchise agreement.

Consideration Received from Vendors:

The Company receives consideration for a variety of vendor-sponsored programs. These programs primarily include volume rebates and promotion and advertising reimbursements. Promotion and advertising reimbursements are discussed under Advertising within this note.

With respect to volume rebates, the Company estimates the amount of rebate it will receive and accrues it as a reduction of the cost of inventory over the period in which the rebate is earned based upon historical purchasing patterns and the terms of the volume rebate program. A periodic analysis is performed, at least quarterly, in order to ensure that the estimated rebate accrued is reasonable, and any necessary adjustments are recorded.

Shipping and Handling Costs:

Shipping and handling costs are incurred to store, move and ship product from the Company’s distribution centers to company-owned and franchise locations, and include an allocation of internal overhead. Such shipping and handling costs related to product shipped to company-owned locations are included in site operating expenses in the Consolidated Statement of Operations. Shipping and handling costs related to shipping product to franchise locations totaled $3.4, $2.8, and $2.4 million included in continuing operations during fiscal years 2008, 2007, and 2006, respectively, and are included within general and administrative expenses. Any amounts billed to the franchisee for shipping and handling are included in product revenues within the Consolidated Statement of Operations.

Advertising:

Advertising costs, including salon collateral material, are expensed as incurred. Net advertising costs expensed were $71.4 million ($65.8 million included in continuing operations, and $5.6 million included in discontinued operations), $69.2 million ($65.2 million included in continuing operations, and $4.0 million included in discontinued operations), and

$61.5 million ($58.5 million included in income from continuing operations, and $3.0 million in discontinued operations) in fiscal years 2008, 2007, and 2006, respectively. The Company participates in cooperative advertising programs under which the vendor reimburses the Company for costs related to advertising for its products. The Company records such reimbursements as a reduction of advertising expense when the expense is incurred. During fiscal years 2008, 2007, and 2006, no amounts were received in excess of the Company’s related expense.

Advertising Funds:

Franchisees and certain company-owned salons are required to contribute a percentage of sales to various advertising funds. The Company administers the advertising funds at the directive of or subject to input from the franchise community. Accordingly, amounts collected and spent by the advertising funds are not reflected as revenues and expenditures of the Company. Assets of the advertising funds administered by the Company, along with an offsetting obligation to spend such assets, are recorded in the Consolidated Balance Sheet.

Preopening Expenses:

Non-capital expenditures such as payroll, training costs and promotion incurred prior to the opening of a new location are expensed as incurred.

Sales Taxes:

Sales taxes are recorded on a net basis (rather than as both revenue and an expense) within the Company’s Consolidated Statement of Operations.

Income Taxes:

Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the Consolidated Financial Statements or income tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Realization of deferred tax assets is ultimately dependent upon future taxable income. Inherent in the measurement of deferred balances are certain judgments and interpretations of tax laws and published guidance with respect to the Company’s operations. Income tax expense is primarily the current tax payable for the period and the change during the period in certain deferred tax assets and liabilities.

Net Income Per Share:

The Company’s basic earnings per share is calculated as net income divided by weighted average common shares outstanding, excluding unvested outstanding restricted stock awards and restricted stock units. The Company’s dilutive earnings per share is calculated as net income divided by weighted average common shares and common share equivalents outstanding, which includes shares issuable under the Company’s stock option plan and long-term incentive plan, shares issuable under contingent stock agreements, and dilutive securities. Stock-based awards with exercise prices greater than the average market value of the Company’s common stock are excluded from the computation of diluted earnings per share.

Comprehensive Income:

Components of comprehensive income for the Company include net income, changes in fair value of financial instruments designated as hedges of interest rate or foreign currency exposure and foreign currency translation charged or credited to the cumulative translation account within shareholders’ equity. These amounts are presented in the Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income.

Accumulated Other Comprehensive Income	2008	2007	2006
	(Dollars in thousands)
Balance at July 1	$78,278	$58,066	$46,124
Cumulative translation adjustment:
Balance at July 1	83,968	63,095	52,619
Pre-tax amount	28,804	20,873	10,476
Tax effect	(1,684)	—	—
Net of tax amount	27,120	20,873	10,476
Balance at June 30	111,088	83,968	63,095
Changes in fair market value of financial instruments designated as cash flow hedges:
Balance at July 1	(6,249)	(5,029)	(6,495)
Pre-tax amount	(3,811)	(1,554)	2,336
Tax effect	1,254	334	(870)
Net of tax amount	(2,557)	(1,220)	1,466
Balance at June 30	(8,806)	(6,249)	(5,029)
Recognition of deferred compensation (SFAS No. 158):
Balance at July 1	559	—	—
Pre-tax amount	(1,330)	891	—
Tax effect	462	(332)	—
Net of tax amount	(868)	559	—
Balance at June 30	(309)	559	—
Balance at June 30	$101,973	$78,278	$58,066

The Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (SFAS No. 158) during fiscal year 2007. SFAS No. 158 requires balance sheet recognition of the funded status for all pension and postretirement benefit plans. SFAS No. 158 requires the impact of the initial adjustment of the ending balance of accumulated other comprehensive income.

Derivative Instruments:

The Company may manage its exposure to interest rate and foreign currency risk within the Consolidated Financial Statements through the use of derivative financial instruments, according to its hedging policy. The Company does not use derivatives with a level of complexity or with a risk higher than the exposures to be hedged and does not hold or issue derivatives for trading or speculative purposes. The Company currently has or had interest rate swaps designated as both cash flow and fair value hedges, treasury locks designated as cash flow hedges, a hedge of its net investment in its European operations and forward foreign currency contracts designated as cash flow hedges of forecasted transactions denominated in a foreign currency. Refer to Note 6 to the Consolidated Financial Statements for further discussion.

The Company follows SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended and interpreted, which requires that all derivatives be recorded on the balance sheet at fair value. SFAS No.133 also requires companies to designate all derivatives that qualify as hedging instruments as fair value hedges, cash flow hedges or hedges of net investments in foreign operations. This designation is based upon the exposure being hedged. Cash flow and fair value hedges are designated and documented at the inception of each hedge by matching the terms of the contract to the underlying transaction. At inception, as dictated by the facts and circumstances, all hedges are expected to be highly effective, as the critical terms of these instruments are generally the same as those of the underlying risks being hedged. All derivatives designated as hedging instruments are assessed for effectiveness on an on-going basis. The Company classifies the cash flows from hedging transactions in the same categories as the cash flows from the respective hedged items.

Stock-Based Employee Compensation Plans:

Stock-based compensation awards are granted under the terms of the 2004 Long Term Incentive Plan (2004 Plan) and the 2000 Stock Option Plan. Additionally, the Company has outstanding stock options under its 1991 Stock Option Plan, although the Plan terminated in 2001. Under these plans, four types of stock-based compensation awards are granted: stock options, equity-based stock appreciation rights (SARs), restricted stock awards (RSAs) and restricted stock units (RSUs). The stock-based awards, other than the RSUs, expire within ten years from the grant date. The Company utilizes an option-pricing model to estimate the fair value of options at their grant date. The Company generally recognizes compensation expense for its stock-based compensation awards on a straight-line basis over the five-year vesting period. Awards granted do not contain acceleration of vesting terms for retirement eligible recipients. The Company’s primary employee stock-based compensation grant occurs during the fourth quarter.

Effective July 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended using the prospective transition method. Under the prospective method of adoption, compensation cost is recognized on all stock- based awards granted, modified or settled subsequent to July 1, 2003.

Effective July 1, 2005, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), using the modified prospective method of application. Under this method, compensation expense is recognized both for (i) awards granted, modified or settled subsequent to July 1, 2003 and (ii) the remaining vesting periods of awards issued prior to July 1, 2003. The impact of adopting SFAS No. 123R during fiscal years 2008, 2007, and 2006 was an increase in compensation expense of $0.4, $1.0 and $2.7 million ($0.2, $0.7 and $1.7 million after tax), respectively. This increase in compensation expense did not impact basic or diluted earnings per share in fiscal year 2008. In fiscal years 2007 and 2006, the increase in compensation expense reduced both basic and diluted earnings per share by $0.01 and $0.04, respectively. Compensation expense recorded during fiscal years 2008, 2007 and 2006 includes $6.5, $3.9 and $2.3 million, respectively, related to awards issued subsequent to July 1, 2003 and $0.4, $1.0 and $2.7 million, respectively, related to unvested awards previously being accounted for on the intrinsic value method of accounting.

Total compensation cost for stock-based payment arrangements totaled $6.8, $4.9 and $4.9 million ($4.2 and $3.2 and $3.2 million after tax) for the fiscal years ended June 30, 2008, 2007 and 2006, respectively. SFAS No. 123R requires that the cash retained as a result of the tax deductibility of increases in the value of stock-based arrangements be presented as a cash inflow from financing activity in the Consolidated Statement of Cash Flows. The amount presented as a financing activity for fiscal years 2008, 2007 and 2006 was $1.4, $4.5 and $4.6 million, respectively. Prior to fiscal year 2006, and the Company’s adoption of SFAS No. 123R, the tax benefit realized upon the exercise of stock options was presented as an operating activity (included within accrued expenses) and totaled $9.0 million for fiscal year 2005.

Recent Accounting Pronouncements:

In September 2006, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measures (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (i.e., the Company’s first quarter of fiscal year 2009). In February 2008, the FASB deferred SFAS No. 157’s effective date for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008 (i.e. the Company’s first quarter of fiscal year 2010). The Company is currently evaluating the impact of SFAS No. 157 on its Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Companies are not allowed to adopt SFAS No. 159 on a retrospective basis unless they choose early adoption. The Company does not expect it will elect to adopt the provisions of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the acquiree and the goodwill acquired. Some of the key changes under SFAS No. 141(R) will change the accounting treatment for certain specific acquisition related items including: (1) accounting for acquired in process research and development as an indefinite-lived intangible asset until approved or discontinued rather than as an immediate expense; (2) expensing acquisition costs rather than adding them to the cost of an acquisition; (3) expensing restructuring costs in connection with an acquisition rather than adding them to the cost of an acquisition; (4) including the fair value of contingent consideration at the date of an acquisition in the cost of an acquisition; and (5) recording at the date of an acquisition the fair value of contingent liabilities that are more than likely than not to occur. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) will be effective for the Company’s fiscal year 2010 and must be applied prospectively to all new acquisitions closing on or after July 1, 2009. Early adoption is prohibited. SFAS No. 141(R) is expected to have a material impact on how the Company will identify, negotiate and value future acquisitions and a material impact on how the acquisition will affect the Company’s Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 (i.e. the Company’s third quarter of fiscal year 2009). The Company intends to comply with the disclosure requirements upon adoption.

2. DISCONTINUED OPERATIONS

On February 16, 2009, the Company sold Trade Secret.  The Company concluded, after a comprehensive review of strategic and financial options, to divest Trade Secret.   The sale of Trade Secret included 659 company-owned salons and 62 franchise salons, all of which had historically been reported within the Company’s North America reportable segment. The sale of Trade Secret included Cameron Capital I, Inc. (CCI).  CCI owned and operated PureBeauty and BeautyFirst salons which were acquired by the Company on February 20, 2008.

The Company concluded that Trade Secret qualified as held for sale under Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS. No. 144), as of December 31, 2008 and is presented as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The operations and cash flows of Trade Secret have been eliminated from ongoing operations of the Company and there will be no significant continuing involvement in the operations after disposal pursuant to Emerging Issues Task Force (EITF) Issue No. 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations.  The agreement includes a provision that the Company will supply product to the buyer of Trade Secret and provide certain administrative services for a transition period of six months following the date of sale with possible extension to not more than eleven months.

The income from discontinued operations are summarized below:

	For the Years Ended June 30,
	2008	2007	2006
	(Dollars in thousands)
Revenues	$257,474	$253,250	$262,862
Income from discontinued operations, before income taxes	865	23,044	25,298
Income tax benefit (provision) on discontinued operations	438	(7,613)	(8,623)
Income from discontinued operations, net of income taxes	$1,303	$15,431	$16,675

Income taxes have been allocated to continuing and discontinued operations based on the methodology required by Financial Accounting Interpretation No. 18, Accounting for Income Taxes in Interim Periods an Interpretation of APB Opinion No. 28 (FIN 18).

3. OTHER FINANCIAL STATEMENT DATA

The following provides additional information concerning selected balance sheet accounts as of June 30, 2008 and 2007:

	2008	2007
	(Dollars in thousands)
Accounts receivable	$39,339	$74,172
Less allowance for doubtful accounts	(1,515)	(6,399)
	$37,824	$67,773
Other current assets:
Prepaids	$47,181	$56,240
Notes Receivable, primarily affiliates	4,097	909
	$51,278	$57,149
Property and equipment:
Land	$3,864	$4,864
Buildings and improvements	48,110	46,769
Equipment, furniture and leasehold improvements	862,661	807,988
Internal use software	79,913	75,327
Equipment, furniture and leasehold improvements under capital leases	73,929	61,004
	1,068,477	995,952
Less accumulated depreciation and amortization	(557,459)	(481,663)
Less amortization of equipment, furniture and leasehold improvements under capital leases	(29,167)	(20,204)
	$481,851	$494,085
Investment in affiliates:
Equity-method investments	$197,917	$12,133
Cost-method investments	5,789	8,080
	$203,706	$20,213
Other Assets:
Notes receivable, primarily affiliates	$39,661	$13,560
Other noncurrent assets	50,218	53,357
	$89,879	$66,917
Accounts payable:
Book overdrafts payable	$2,927	$4,907
Trade accounts payable	66,766	69,625
	$69,693	$74,532
Accrued expenses:
Payroll and payroll related costs	$94,418	$90,889
Insurance	52,345	54,572
Deferred revenues	10,062	34,776
Taxes payable, primarily income taxes	13,094	16,813
Other	37,686	43,698
	$207,605	$240,748
Other noncurrent liabilities:
Deferred income taxes	$55,900	$84,312
Deferred rent	57,751	54,701
Deferred benefits	48,732	50,740
Other	55,257	4,542
	$217,640	$194,295

	2008			2007
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(Dollars in thousands)
Amortized intangible assets:
Brand assets and trade names	$81,407	$(8,072)	$73,335	$112,999	$(10,193)	$102,806
Customer lists	51,316	(17,444)	33,872	48,744	(9,970)	38,774
Franchise agreements	27,115	(6,363)	20,752	27,149	(7,538)	19,611
Lease intangibles	14,771	(2,887)	11,884	13,933	(4,818)	9,115
School-related licenses	—	—	—	25,428	(1,247)	24,181
Product license agreements	—	—	—	16,946	(2,944)	14,002
Non-compete agreements	785	(631)	154	691	(644)	47
Other	7,974	(3,680)	4,294	7,728	(2,812)	4,916
	$183,368	$(39,077)	$144,291	$253,618	$(40,166)	$213,452

All intangible assets have been assigned an estimated finite useful life, and are amortized on a straight-line basis over the number of years that approximate their expected period of benefit (ranging from one to 40 years). The cost of intangible assets is amortized to earnings in proportion to the amount of economic benefits obtained by the Company in that reporting period. The weighted average amortization periods, in total and by major intangible asset class, are as follows:

Weighted Average Amortization Period (in years)
Amortized intangible assets:
Brand assets and trade names	39
Customer list	10
Franchise agreements	22
Lease intangibles	20
Non-compete agreements	4
Other	17
Total	26

Total amortization expense related to amortizable intangible assets during the years ended June 30, 2008, 2007, and 2006 was approximately $11.1, $11.8, and $11.2 million, respectively. As of June 30, 2008, future estimated amortization expense related to amortizable intangible assets is estimated to be:

Fiscal Year	(Dollars in thousands)
2009	$9,697
2010	9,436
2011	9,271
2012	9,121
2013	8,935

The following provides supplemental disclosures of cash flow activity:

	2008	2007	2006
	(Dollars in thousands)
Cash paid during the year for:
Interest	$46,547	$40,805	$35,098
Income taxes, net of refunds	49,148	71,770	32,544

Significant non-cash investing and financing activities include the following:

In fiscal years 2008, 2007, and 2006, the Company financed capital expenditures totaling $10.4, $14.5, and $16.8 million, respectively, through capital leases.

In connection with various acquisitions, the Company entered into seller-financed payables and non-compete agreements in fiscal year 2006.

4. ACQUISITIONS, INVESTMENTS IN AFFILIATES AND LOANS

During fiscal years 2008, 2007, and 2006, the Company made numerous acquisitions and the purchase prices have been allocated to assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition. These acquisitions individually and in the aggregate are not material to the Company’s operations. Operations of the acquired companies have been included in the operations of the Company since the date of the respective acquisition.

Based upon purchase price allocations, the components of the aggregate purchase prices of the acquisitions made during fiscal years 2008, 2007, and 2006 and the allocation of the purchase prices were as follows:

Total Acquisitions

	2008	2007	2006
	(Dollars in thousands)
Components of aggregate purchase prices:
Cash	$132,971	$68,747	$155,481
Note receivable applied to purchase price	10,000	—	—
Common stock	4	—	—
Liabilities assumed or payable	2,602	558	2,127
	$145,577	$69,305	$157,608
Allocation of the purchase prices:
Current assets	$16,631	$3,876	$12,516
Property and equipment	21,398	10,086	14,422
Deferred income tax asset	1,789	1,200	—
Other noncurrent assets	473	50	4,442
Goodwill	105,252	50,844	127,337
Identifiable intangible assets	16,114	4,464	17,251
Accounts payable and accrued expenses	(15,526)	(412)	(17,121)
Deferred income tax liability	—	(436)	(4,656)
Other noncurrent liabilities	(3,449)	(367)	(213)
Settlement of contingent purchase price(1)	2,895	—	3,630
	$145,577	$69,305	$157,608

(1)                                  During fiscal years 2005 and 2004, the Company guaranteed that the stock issued in conjunction with one of its acquisitions during their respective fiscal years would reach a certain market price by the fourth quarter of fiscal year 2008 and 2006. The guaranteed stock price was factored into the purchase price at the acquisition date by recording an increase to additional paid-in-capital for the differential between the stock price at the date of acquisition and the guaranteed stock price. However, the stock did not reach this price during the agreed upon time frame. Therefore, the Company was obligated to issue $2.9 and $3.6 million in additional consideration to the sellers during the fourth quarter of fiscal year 2008 and 2006, respectively. The $2.9 and $3.6 million in fiscal years 2008 and 2006, respectively, represents the difference between the guaranteed stock price and the actual stock price on the last day of the agreed upon time frame, and was recorded as a reduction to additional paid-in capital.

The value and related weighted average amortization periods for the intangibles acquired during fiscal years 2008 and 2007 business acquisitions, in total and by major intangible asset class, are as follows:

	Purchase Price Allocation Year Ended June 30,		Weighted Average Amortization Period (in years)
	2008	2007	2008	2007
	(Dollars in thousands)
Amortized intangible assets:
Brand assets and trade names	$2,141	$656	36	20
Customer lists	2,574	—	10	—
Franchise agreements	9,507	1,339	23	40
Lease intangibles	1,310	—	20	—
Non-compete agreements	193	—	3	—
School-related licenses	—	610	—	40
Other	389	1,859	19	15
Total	$16,114	$4,464	22	27

Based upon the actual and preliminary purchase price allocations, the change in the carrying amount of the goodwill for the years ended June 30, 2008 and 2007 is as follows:

	Salons		Beauty	Hair Restoration
	North America	International	Schools	Centers	Consolidated
	(Dollars in thousands)
Balance at June 30, 2006	$520,314	$41,224	$81,886	$134,804	$778,228
Goodwill acquired	47,462	1,620	1,765	(3)	50,844
Translation rate adjustments	2,385	3,643	283	—	6,311
Impairment	—	—	(23,000)	—	(23,000)
Balance at June 30, 2007	570,161	46,487	60,934	134,801	812,383
Goodwill acquired	82,528	7,652	—	15,073	105,253
Impact of contribution of certain beauty schools(1)	13,829	13,071	(60,960)	—	(34,060)
Impact of contribution of European franchise salon operations(2)	—	(22,366)	—	—	(22,366)
Translation rate adjustments	2,281	3,617	26	—	5,924
Adjustment related to FIN No. 48(3)	—	—	—	3,859	3,859
Balance at June 30, 2008	$668,799	$48,461	$—	$153,733	$870,993

(1)           On August 1, 2007 the Company contributed its accredited cosmetology schools to Empire Education Group, Inc. The Company retained ownership of its one North American and four United Kingdom Sassoon schools. Subsequent to August 1, 2007 results of operations and assets for the Sassoon schools are included in the respective North American and international salon segments.

(2)           On January 31, 2008 the Company merged its continental European franchise salon operations with the Franck Provost Salon Group.(2)

(3)           Related to FIN No. 48, the Company recorded a $3.9 million adjustment to goodwill to account for preacquisition tax positions at the Company’s hair restoration centers segment.

The majority of the purchase price in salon acquisitions is accounted for as residual goodwill rather than identifiable intangible assets. This stems from the value associated with the walk-in customer base of the acquired salons, which is not recorded as an identifiable intangible asset under current accounting guidance, as well as the limited value and customer preference associated with the acquired hair salon brand. Key factors considered by consumers of hair salon services include personal relationships with individual stylists, service quality and price point competitiveness. These attributes represent the “going concern” value of the salon.

Residual goodwill further represents the Company’s opportunity to strategically combine the acquired business with the Company’s existing structure to serve a greater number of customers through its expansion strategies. In the acquisitions of international salons and hair restoration centers, the residual goodwill primarily represents the growth prospects that are not captured as part of acquired tangible or identified intangible assets. Generally, the goodwill recognized in the North American salon transactions is expected to be fully deductible for tax purposes and the goodwill recognized in the international salon transactions is non-deductible for tax purposes. Goodwill generated in certain acquisitions, such as the acquisition of hair restoration centers, is not deductible for tax purposes due to the acquisition structure of the transaction.

During fiscal years 2008 and 2007, the Company purchased salon operations from its franchisees. The Company evaluated the effective settlement of the preexisting franchise contracts and associated rights afforded by those contracts in accordance with Emerging Issues Task Force (EITF) No. 04-1, Accounting for Preexisting Relationships Between the Parties to a Business Combination. The Company determined that the effective settlement of the preexisting franchise contracts at the date of the acquisition did not result in a gain or loss, as the agreements were neither favorable nor unfavorable when compared to similar current market transactions, and no settlement provisions exist in the preexisting contracts. Therefore, no settlement gain or loss was recognized with respect to the Company’s franchise buybacks.

Investment in Affiliates and Loans

The table below presents the carrying amount of investments in affiliates as of June 30, 2008 and 2007:

	Provalliance	Empire Education Group, Inc.	Intelligent Nutrients, LLC	MY Style(1)	PureBeauty/ BeautyFirst(2)	Total
	(Dollars in thousands)
Balance at June 30, 2007	$—	$—	$8,114	$8,080	$4,019	$20,213
Investment acquired	109,915	72,337	—	—	—	182,252
Acquisition of remaining interest	—	—	—	—	(3,883)	(3,883)
Equity in income (loss) of affiliated companies, net of income taxes	1,767	802	(1,584)	—	(136)	849
Other, primarily translation rate adjustments	7,671	(232)	(873)	(2,291)	—	4,275
Balance at June 30, 2008	$119,353	$72,907	$5,657	$5,789	$—	$203,706
Percentage ownership at June 30, 2008	30.0%	55.1%	49.0%	14.8%

(1)                                  MyStyle is a cost method investment, therefore the Company does not record its portion of MY Style’s earnings or losses.

(2)                                  In February 2008, the Company acquired 100% interest in this entity and no longer accounts PureBeauty as an equity method investment.  This entity was included in the sale of Trade Secret on February 16, 2009.

The table below presents the summarized financial information of the equity method investees as of June 30, 2008 and 2007.

	Equity Method Investee Greater Than 50% Owned		Equity Method Investees Less Than 50% Owned
	2008	2007(1)	2008	2007(1)
	(Dollars in thousands)
Summarized Balance Sheet Information:
Current assets	$23,559	$—	$76,360	$8,395
Noncurrent assets	89,964	—	222,235	2,711
Current liabilities	19,924	—	74,548	263
Noncurrent liabilities	38,457	—	47,832	—
Summarized Statement of Operations Information:
Gross revenue	$119,076	$—	$153,426	$2,269
Gross profit	105,946	—	52,538	1,279
Operating income (loss)	4,322	—	6,655	(2,818)
Net income (loss)	1,725	—	1,962	(2,671)

(1)                                  The Company did not have ownership interest in Provalliance and Empire Education Group as of June 30, 2007.

As of June 30, 2006, the Company did not maintain an interest in any equity method investees.

Investment in Provalliance

On January 31, 2008, the Company merged its continental European franchise salon operations with the operations of the Franck Provost Salon Group in exchange for a 30.0 percent equity interest in the newly formed Provalliance entity (Provalliance). The merger with the operations of the Franck Provost Salon Group which are also located in continental Europe, created Europe’s largest salon operator with approximately 2,300 company-owned and franchise salons as of June 30, 2008.

The carrying value of the contributed European franchise salon operations approximated the estimated fair value of the Company’s interest in Provalliance. The Company’s net asset value in its European franchise salon operations as of January 31, 2008 was recorded as an investment in Provalliance and no gain or loss was recognized on the date of the merger.

The merger agreement contains a right (Equity Put) to require the Company to purchase additional ownership interest in or all of Provalliance between specified dates in 2010 to 2018. The acquisition price is determined based on a multiple of the earnings before interest, taxes, depreciation and amortization of Provalliance for a trailing twelve month period which is intended to approximate fair value. The estimated fair value of this Equity Put has been included as a component of the Company’s investment in Provalliance with a corresponding liability for the same amount. If the Equity Put is exercised, and the Company fails to complete the purchase, the parties exercising the Equity Put will be entitled to exercise various remedies against the Company, including the right to purchase the Company’s interest in Provalliance for a purchase price determined based on a discounted multiple of the earnings before interest and taxes of Provalliance for a trailing twelve month period. The merger agreement also contains an option (Equity Call) whereby the Company can acquire additional ownership interest in Provalliance between specific dates in 2018 to 2020 at an acquisition price determined consistent with the Equity Put. Any changes in the fair value of the Equity Put in future periods thereafter, will be recorded in the Company’s consolidated statement of operations.

The Company’s investment in Provalliance is accounted for under the equity method of accounting. During the period from the date of the merger on January 31, 2008 to June 30, 2008, the Company recorded $1.8 million of equity in income related to its investment in Provalliance. The exposure to loss related to the Company’s involvement with Provalliance is the carrying value of the investment and future changes in fair value of the Equity Put. As of June 30, 2008, the identifiable intangible assets of Provalliance resulting from the merger are based on preliminary estimates of fair value which are expected to be finalized by Provalliance during the Company’s 2009 fiscal year.

Investment in Empire Education Group, Inc.

On August 1, 2007, the Company contributed its 51 wholly-owned accredited cosmetology schools to Empire Education Group, Inc. (EEG) in exchange for a 49.0 percent equity interest in EEG. This transaction leverages EEG’s management expertise, while enabling the Company to maintain a vested interest in the beauty school industry. Once the integration of the Regis schools is complete, the Company expects to share in significant synergies and operating improvements. EEG operates 87 accredited cosmetology schools.

The carrying value of the contributed schools approximated the estimated fair value of the Company’s interest in EEG, resulting in no gain or loss on the date of contribution. The $40.5 million difference between the carrying amount and the Company’s underlying equity in net assets of EEG is related to the indefinite lived license and accreditation intangible assets and goodwill. The Company’s investment in EEG is accounted for under the equity method of accounting. Subsequent to August 1, 2007, the Company completed $25.0 million of loans and advances to EEG. In January 2008, the Company’s effective ownership interest increased to 55.1 percent related to the buyout of EEG’s equity interest shareholder. In connection with the buyout, the Company advanced EEG, an additional $21.4 million. Total outstanding debt was $36.4 million at June 30, 2008. The exposure to loss related to the Company’s involvement with EEG is the carrying value of the investment and the outstanding loans.

The Company will continue to account for the investment in EEG under the equity method of accounting as Empire Beauty School retains majority voting interest and has full responsibility for managing EEG. During the fiscal year ended June 30, 2008 the Company recorded $0.9 million of interest income related to the loans and advances. During the fiscal year ended June 30, 2008, the Company recorded $0.8 million of equity earnings related to its investment in EEG.

Investment in Intelligent Nutrients, LLC

The Company holds a 49.0 percent interest in Intelligent Nutrients, LLC. The Company’s ownership percentage decreased from 50.0 percent to 49.0 percent during the three months ended March 31, 2008 due to the issuance of additional shares by Intelligent Nutrients, LLC to the other investor. The Company is accounting for this investment under the equity method. Intelligent Nutrients, LLC currently carries a wide variety of organic, harmonically grown™ products, including dietary supplements, coffees, teas and aromatics. Additionally, a full line of professional hair care and personal care products is in development and is expected to be available in the fall of calendar year 2008. These products will be offered at the

Company’s corporate and franchise salons, and eventually in other independently owned salons. During the fiscal year ended June 30, 2008 the Company recorded $1.6 million of equity losses related to its investment in Intelligent Nutrients, LLC. The exposure to loss related to the Company’s involvement with Intelligent Nutrients, LLC is the carrying value of the investment. Subsequent to June 30, 2008, the Company completed $3.0 million of loans to Intelligent Nutrients, LLC.

Investment in MY Style

In April 2007, the Company purchased exchangeable notes issued by Yamano Holding Corporation and a loan obligation of a Yamano Holdings subsidiary, Beauty Plaza Co. Ltd., for an aggregate amount of 1.3 billion JPY ($11.3 million USD). A portion of the notes are exchangeable for approximately 14.8 percent of the outstanding shares of MY Style, a subsidiary of Yamano Holdings. The exchangeable portion of the notes is accounted for as a cost method investment. The notes, excluding the exchangeable portion are recorded in the condensed consolidated balance sheet as current assets and long-term assets of $3.9 and $2.0 million, respectively at June 30, 2008. The notes are due in May of fiscal years 2009 through 2013. The Company recorded $0.2 million in interest income related to the exchangeable notes and loan obligation during the fiscal year ended June 30, 2008. In connection with the purchase of the exchangeable notes and loan obligation, the parties also entered into an agreement with respect to their joint pursuit of opportunities relating to retail hair salons in Asia. The Company did not estimate the fair value of MY Style as of June 30, 2008 as there were no identified events or changes in circumstances that the Company was aware of that would have had a significant adverse affect on the fair value of MY Style.

Investment in Cameron Capital (PureBeauty and BeautyFirst)

On February 20, 2008, the Company acquired the capital stock of Cameron Capital I, Inc. (CCI), a wholly-owned subsidiary of Cameron Capital Investments, Inc. CCI owned and operated PureBeauty and BeautyFirst salons.  Prior to the acquisition, the Company held a 19.9 percent interest in the voting common stock of CCI which was accounted for under the equity method of accounting and had $10.0 million of long-term notes receivable under a credit agreement with the majority corporate investor in this privately held entity. The long-term notes receivable were incorporated as part of the purchase price of the acquisition.

The results of operations of CCI were included in the Trade Secret reporting unit within the Consolidated Statement of Operations since the date of acquisition.  On February 16, 2009, the Company sold Trade Secret, which included CCI.

Investment in Cool Cuts 4 Kids, Inc.

The Company holds an interest of less than 20 percent in the preferred stock of a privately held entity, Cool Cuts 4 Kids, Inc. This investment is accounted for under the cost method. During fiscal year 2006, the Company determined that its investment was impaired and recognized an impairment loss for the full carrying value of the investment. The Company’s securities purchase agreement contains a call provision, giving the Company the right of first refusal should the privately held entity receive a bona fide offer from another company, as well as the right to purchase all of the assets of the privately held entity during the period from April 1, 2008 to January 31, 2009 for a multiple of cash flow.

5. FINANCING ARRANGEMENTS

The Company’s long-term debt as of June 30, 2008 and 2007 consists of the following:

	Maturity Dates	Interest rate %		Amounts outstanding
	(fiscal year)	2008	2007	2008	2007
				(Dollars in thousands)
Senior term notes	2009 - 2018	4.65 - 8.39%	4.03 - 8.39%	$580,514	$515,578
Revolving credit facility	2010	3.02	6.50	139,100	147,800
Equipment and leasehold notes payable	2009 - 2011	8.07 - 8.97	7.55 - 8.67	36,093	35,885
Other notes payable	2009 - 2013	6.00 - 8.00	3.90 - 8.00	9,040	9,968
				764,747	709,231
Less current portion				(230,224)	(223,352)
Long-term portion				$534,523	$485,879

The debt agreements contain covenants, including limitations on incurrence of debt, granting of liens, investments, merger or consolidation, and transactions with affiliates. In addition, the Company must adhere to specified fixed charge coverage and leverage ratios, as well as minimum net worth levels. Additional details are included below with the discussion of the specific categories of debt.

Aggregate maturities of long-term debt, including associated fair value hedge obligations of $0.3 million and capital lease obligations of $35.4 million at June 30, 2008, are as follows:

Fiscal year	(Dollars in thousands)
2009	$230,224
2010	53,521
2011	91,790
2012	93,885
2013	123,898
Thereafter	171,429
$764,747

Senior Term Notes

Private Shelf Agreement

At June 30, 2008 and 2007, the Company had $255.2 and $189.7 million, respectively, in unsecured, fixed rate, senior term notes outstanding under a Private Shelf Agreement. The notes require quarterly payments, and final maturity dates range from July 2008 through December 2017. The interest rates on the notes range from 4.65 to 8.39 percent as of June 30, 2008 and 2007. In fiscal year 2008, we borrowed $125.0 million, and amended the fixed charge coverage ratio under our Private Shelf Agreement.

The Private Shelf Agreement includes financial covenants including debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratios, fixed charge coverage ratios and minimum net equity tests (as defined within the Private Shelf Agreement), as well as other customary terms and conditions. The maturity date for the debt may be accelerated upon the occurrence of various Events of Default, including breaches of the agreement, certain cross-default situations, certain bankruptcy related situations, and other customary events of default.

As a result of the fair value hedging activities discussed in Note 6 to the Consolidated Financial Statements, an adjustment of approximately $0.3 and $0.9 million was made to increase the carrying value of the Company’s long-term fixed rate debt at June 30, 2008 and 2007, respectively.

Private Placement Senior Term Notes

In fiscal year 2005, the Company issued $200.0 million of senior unsecured debt to approximately twenty purchasers via a private placement transaction pursuant to a Master Note Purchase Agreement. The placement was split into four tranches, with $100.0 million maturing March 31, 2013 and $100.0 million maturing March 31, 2015. Of the debt maturing in 2013, $30.0 million was issued as fixed rate debt with a rate of 4.97 percent. The remaining $70.0 million was issued as variable rate debt and is priced at 52 basis points over LIBOR. Of the $100.0 million of the debt maturing in 2015, $70.0 million was issued at a fixed rate of 5.20 percent, with the remaining $30.0 million issued as variable rate debt, priced at 55 basis points over LIBOR. All four tranches are non-amortizing and no principle payments are due until maturity. Interest payments are due semi-annually.

The Master Note Purchase Agreement includes financial covenants including debt to EBITDA ratios, fixed charge coverage ratios and minimum net equity tests (as defined within the Private Shelf Agreement), as well as other customary terms and conditions. The maturity date for the debt may be accelerated upon the occurrence of various Events of Default, including breaches of the agreement, certain cross- default situations, certain bankruptcy related situations, and other customary events of default.

During March of fiscal year 2002, the Company completed a $125.0 million private debt placement. Of this amount, $58.0 million was issued at a fixed coupon rate of 6.73 percent with a final maturity date of March 15, 2009 and $67.0 million was issued at a fixed coupon rate of 7.20 percent with a final maturity date of March 15, 2012. This private placement debt is unsecured and payments are due on a semi-annual basis. In anticipation of the new Master Note Purchase Agreement discussed above, the Company closed on the First Amendment to Note Purchase Agreement (related to this private debt placement) in April 2005. The amendment modified certain financial covenants so that they would be more consistent with the financial covenants in the new Master Note Purchase Agreement.

Revolving Credit Facility

The Company has an unsecured $350.0 million revolving credit facility with rates tied to LIBOR plus 60.0 basis points. The revolving credit facility requires a quarterly facility fee on the average daily amount of the facility (whether used or unused) calculated at a rate of 15 basis points. Both the LIBOR credit spread and the facility fee are based on the Company’s debt-to-EBITDA ratio at the end of each fiscal quarter. The facility expires in July 2012.

On July 12, 2007, the Company amended its $350.0 revolving credit agreement. Among other changes, the ratio of earnings before interest, taxes, depreciation, amortization, and rent (EBITDAR), to fixed changes covenant was modified from a ratio of 1.65 on a rolling four quarter basis to a ratio of 1.50 on a rolling four quarter basis. The Company is in compliance with all covenants and other requirements of its credit agreements and senior notes. Additionally, the credit agreements do not include rating triggers or subjective clauses that would accelerate maturity dates.

The maturity date for the revolving credit facility may be accelerated upon the occurrence of various events of default, including breaches of the credit agreement, certain cross-default situations, certain bankruptcy related situations, and other customary events of default. The interest rates under the facility vary and are based on a bank’s reference rate, the federal funds rate and/or LIBOR, as applicable, and a leverage ratio for the Company determined by a formula tied to the Company’s debt and its adjusted income.

As of June 30, 2008 and 2007, the Company had outstanding borrowings under this facility of $139.1 and $147.8 million, respectively. Because the credit agreement provides for possible acceleration of the maturity date of the facility based on provisions that are not objectively determinable, the outstanding borrowings as of June 30, 2008 and 2007 are classified as part of the current portion of the Company’s long-term debt. Additionally, the Company had outstanding standby letters of credit under the facility of $31.7 million at June 30, 2008, primarily related to its self-insurance program. The Company had outstanding standby letters of credit under the facility of $54.6 million at June 30, 2007, primarily related to its self-insurance program and Department of Education requirements surrounding Title IV funding. Unused available credit under the facility at June 30, 2008 and 2007 was $179.2 and $147.6 million, respectively.

Equipment and Leasehold Notes Payable

The equipment and leasehold notes payable are primarily comprised of capital lease obligations which are payable in monthly installments through fiscal year 2011. The capital lease obligations are collateralized by the assets purchased under the agreement.

Other Notes Payable

Within other notes payable are mortgage notes for $4.9 and $7.2 million at June 30, 2008 and 2007, respectively, related to the Company’s distribution centers in Chattanooga, Tennessee and Salt Lake City, Utah. The note for the Salt Lake City distribution center is secured by that distribution center and the note for the Chattanooga distribution center is unsecured. Additionally, the Company had $4.1 and $2.8 million in unsecured outstanding notes at June 30, 2008 and 2007, respectively, related to debt assumed in acquisitions.

6. DERIVATIVE FINANCIAL INSTRUMENTS

The primary market risk exposure of the Company relates to changes in interest rates in connection with its debt, some of which bears interest at variable rates based on LIBOR plus an applicable borrowing margin. Additionally, the Company is exposed to foreign currency translation risk related to its net investments in its foreign subsidiaries and, to a lesser extent, foreign currency denominated transactions. The Company has established policies and procedures that govern the management of these exposures through the use of derivative financial instrument contracts. By policy, the Company does not enter into such contracts for the purpose of speculation.

The Company has established an interest rate management policy that attempts to minimize its overall cost of debt, while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, the Company has elected to maintain a combination of variable and fixed rate debt. As of June 30, 2008 and 2007, the Company had the following outstanding debt balances:

	June 30,
	2008	2007
	(Dollars in thousands)
Fixed rate debt	$525,647	$461,431
Variable rate debt	239,100	247,800
	$764,747	$709,231

A one percent change in interest rates (including the impact of existing interest rate swap contracts) could impact the Company’s interest expense by approximately $1.9 million. To reduce the volatility associated with interest rate movements, the Company has entered into certain financial instruments discussed below:

Cash Flow Hedges:

Interest Rate Swaps

During the three months ended December 31, 2005, the Company entered into interest rate swap contracts that pay fixed rates of interest and receive variable rates of interest (based on the three-month LIBOR rate) on notional amounts of indebtedness of $35.0 and $15.0 million as of June 30, 2008, and mature in March 2013 and March 2015, respectively. These swaps were designated and are effective as cash flow hedges. These cash flow hedges were recorded at fair value within other noncurrent liabilities in the Consolidated Balance Sheet, with a corresponding offset in other comprehensive income within shareholders’ equity.

Forward Foreign Currency Contracts

On May 29, 2007, the Company entered into several forward foreign currency contracts to sell Canadian dollars and buy an aggregate of $16.9 million U.S. dollars, with maturation dates between June 2007 and May 2010. On February 1, 2006, the Company entered into several forward foreign currency contracts to sell Canadian dollars and buy an aggregate $15.8 million U.S. dollars, with maturation dates between July 2006 and May 2009. The purpose of the forward contracts is to protect against adverse movements in the Canadian dollar exchange rate. The contracts were designated and are effective as cash flow hedges of Canadian dollar denominated forecasted intercompany transactions related to monthly product shipments from the U.S. to Canadian salons. These cash flow hedges were recorded at fair value within other assets in the Consolidated Balance Sheet, with a corresponding offset in other comprehensive income within shareholders’ equity.

On January 3, 2007, the Company terminated its remaining Canadian forward foreign currency contracts entered into on February 1, 2006 having a $14.5 million notional amount. The termination resulted in a deferred gain of $0.4 million which is recorded in Accumulated Other Comprehensive Income (AOCI) in the Consolidated Balance Sheet, as the contracts hedged currency risk associated with a portion of the monthly forecasted intercompany foreign- currency-denominated transactions stemming from the forecasted monthly product shipments from the Company’s subsidiaries located in the Unites States to its Canadian subsidiaries. The deferred gain will be recorded into income through May 31, 2009 as the forecasted foreign currency transactions are recognized in earnings. Approximately $0.2 and $0.1 million of the deferred gain was amortized against cost of goods sold during fiscal years 2008 and 2007, respectively, resulting in a remaining deferred gain of $0.1 and $0.3 million in AOCI at June 30, 2008 and 2007.

When the inventory from the hedged forecasted transaction is sold to an external party by the salon and, therefore, impacts cost of goods sold in the Company’s Consolidated Statement of Operations, amounts are transferred out of AOCI to earnings. The Company uses an inventory turnover ratio (based on historical results) to estimate the timing of sales to an external third party. Therefore, amounts will be transferred from AOCI into earnings based on this inventory turnover ratio.

Financial Statement Impact of Cash Flow Hedges

The cumulative tax-effected net loss or gain is included within shareholders’ equity in the Consolidated Balance Sheet. At June 30, 2008, the cumulative tax-effected net loss recorded in AOCI related to the cash flow hedges was $2.2 million. At June 30, 2007 and 2006, the cumulative tax-effected net gain recorded in AOCI related to the cash flow hedges was, $1.7 and $1.9 million, respectively. The following table depicts the hedging activity in other comprehensive income related to the cash flow hedges for the years ended June 30, 2008, 2007 and 2006.

	2008	2007	2006
	(Dollars in thousands)
Tax-effected gain (loss) on cash flow hedges recorded in other comprehensive income:
Realized net (loss) gain transferred from other comprehensive income to earnings	$(157)	$(190)	$50
Unrealized net (loss) gain from changes in fair value of cash flow hedges	(2,400)	(1,030)	1,416
	$(2,557)	$(1,220)	$1,466

As of June 30, 2008, the Company estimates, based on current interest rates, that less than $0.6 million of tax-effected charges will be recorded in the Consolidated Statement of Operations during the next twelve months related to interest rate hedges. Additionally, based on current forward exchange rates, the Company estimates that approximately $0.1 million of tax-effected charges will be recorded in the Consolidated Statement of Operations in the next twelve months related to foreign currency hedges.

Fair Value Hedges:

The Company has interest rate swap contracts under which it pays variable rates of interest (based on the three-month LIBOR rate plus a credit spread) and receives fixed rates of interest on an aggregate $5.0 and $14.0 million notional amount at June 30, 2008 and 2007, respectively with a maturation date of July 2008. These swaps were designated as hedges of a portion of the Company’s senior term notes and are being accounted for as fair value hedges.

During fiscal year 2003, the Company terminated a portion of a $40.0 million notional interest rate swap contract. The remainder of this swap contract was terminated during the fourth quarter of fiscal year 2005. The terminations resulted in the Company realizing gains of $1.1 and $1.5 million during fiscal years 2005 and 2003, respectively, which are deferred in long-term debt in the Consolidated Balance Sheet and are being amortized against interest expense over the remaining life of the underlying debt that matures in July 2008. Approximately $0.5 million of the deferred gain was amortized against interest expense during fiscal years 2008, 2007 and 2006, respectively, resulting in a remaining deferred gain of $0.4 and $0.9 million in long-term debt at June 30, 2008 and 2007, respectively.

The Company’s outstanding fair value hedges are recorded at fair value within either other assets or other noncurrent liabilities (depending on whether the fair value adjustment is favorable or unfavorable) in the Consolidated Balance Sheet, with a corresponding cumulative adjustment to the underlying senior term note within long-term debt. This adjustment resulted in a decrease to the debt balance of less than $0.1 million for the years ended June 30, 2008, 2007, and 2006. No hedge ineffectiveness occurred during fiscal years 2008, 2007 or 2006. As a result, the fair value hedges did not have a net impact on earnings.

Hedge of Net Investments in Foreign Operations:

The Company has investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to exchange rate volatility. The Company frequently evaluates its foreign currency exchange risk by monitoring market data and external factors that may influence exchange rate fluctuations. As a result, the Company may engage in transactions involving various derivative instruments to hedge assets, liabilities and purchases denominated in foreign currencies.

During September 2006, the Company’s cross-currency swap (which had a notional amount of $21.3 million and hedged a portion of the Company’s net investment in its foreign operations) was settled, resulting in a cash outlay of $8.9 million. This cash outlay was recorded within investing activities within the Consolidated Statement of Cash Flows. The related cumulative tax-effected net loss of $7.9 million was recorded in accumulated other comprehensive income (AOCI) in fiscal year 2007. This amount will remain deferred within AOCI indefinitely, as the event which would trigger its release from AOCI and recognition in earnings is the complete sale or liquidation of the Company’s international operations that the cross-currency swap hedged. The Company currently has no intent to sell or liquidate its interest in this portion of its business operations.

The Company’s cross-currency swap was recorded at fair value within other noncurrent liabilities in the Consolidated Balance Sheet at June 30, 2006 when the Company’s net investment in this derivative financial instrument was in a $9.4 million loss position based on its estimated fair value. The corresponding tax-effected offset was charged to the cumulative translation adjustment account, which is a component of AOCI set forth under the caption shareholders’ equity in the Consolidated Balance Sheet. The cumulative tax-effected net loss recorded in AOCI related to the cross-currency swap was $8.1 million at June 30, 2006. For the year ended June 30, 2006, $1.2 million of tax-effected loss related to this derivative was charged to the cumulative translation adjustment account.

7. COMMITMENTS AND CONTINGENCIES:

Operating Leases:

The Company is committed under long-term operating leases for the rental of most of its company-owned salon and hair restoration center locations. The original terms of the leases range from one to 20 years, with many leases renewable for an additional five to ten year term at the option of the Company, and certain leases include escalation provisions. For certain leases, the Company is required to pay additional rent based on a percent of sales in excess of a predetermined amount and, in most cases, real estate taxes and other expenses. Rent expense for the Company’s international department store salons is based primarily on a percent of sales.

The Company also leases the premises in which the majority of its franchisees operate and has entered into corresponding sublease arrangements with the franchisees. These leases, generally with terms of approximately five years, are expected to be renewed on expiration. All additional lease costs are passed through to the franchisees.

During fiscal year 2005, the Company entered into a lease agreement for a 102,448 square foot building, located in Edina, Minnesota. The Company began to recognize rent expense related to this property during the three months ended September 30, 2005, which was the date that it obtained the legal right to use and control the property. The original lease term ends in 2016 and the aggregate amount of lease payments to be made over the remaining original lease term are approximately $8.7 million. The lease agreement includes an option to purchase the property or extend the original term for two successive periods of five years.

Rent expense in the Consolidated Statement of Operations excludes $29.9, $27.4 and $28.9 million in fiscal years 2008, 2007 and 2006, respectively, of rent expense on premises subleased to franchisees. These amounts are netted against the related rental income on the sublease arrangements with franchisees. In most cases, the amount of rental income related to sublease arrangements with franchisees approximates the amount of rent expense from the primary lease, thereby having no net impact on rent expense or net income. However, in limited cases, the Company charges a ten percent mark-up in its sublease arrangements. The net rental income resulting from such arrangements totaled $0.4, $0.5, and $0.5 million for fiscal years 2008, 2007 and 2006, respectively, and was classified in the royalties and fees caption of the Consolidated Statement of Operations.

Total rent expense, excluding rent expense on premises subleased to franchisees, includes the following:

	2008	2007	2006
	(Dollars in thousands)
Minimum rent	$270,988	$255,570	$234,045
Percentage rent based on sales	15,715	16,060	14,718
Real estate taxes and other expenses	74,773	70,192	62,011
	$361,476	$341,822	$310,774

As of June 30, 2008, future minimum lease payments (excluding percentage rents based on sales) due under existing noncancelable operating leases with remaining terms of greater than one year are as follows:

Fiscal year	Corporate leases	Franchisee leases
	(Dollars in thousands)
2009	$280,767	$46,208
2010	234,721	39,385
2011	182,244	30,615
2012	132,493	20,364
2013	90,529	10,997
Thereafter	157,726	9,203
Total minimum lease payments	$1,078,480	$156,772

Salon Development Program:

As a part of its salon development program, the Company continues to negotiate and enter into leases and commitments for the acquisition of equipment and leasehold improvements related to future salon locations, and continues to enter into transactions to acquire established hair care salons.

Contingencies:

The Company is self-insured for most workers’ compensation, employment practice liability, and general liability. Worker’s compensation and general liability losses are subject to per occurrence and aggregate annual liability limitations. The Company is insured for losses in excess of these limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

8. LITIGATION

The Company is a defendant in various lawsuits and claims arising out of the normal course of business. Like certain other large retail employers, the Company has been faced with allegations of purported class-wide wage and hour violations. Litigation is inherently unpredictable and the outcome of these matters cannot presently be determined. Although company counsel believes that the Company has valid defenses in these matters, it could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its results of operations in any particular period.

9. INCOME TAXES

The components of income from continuing operations before income taxes and equity in income of affliated companies are as follows:

	2008	2007	2006
	(Dollars in thousands)
Income before income taxes:
United States	$126,627	$71,764	$118,528
International	10,607	33,148	26,327
	$137,234	$104,912	$144,855

The provision for income taxes consists of:

	2008	2007	2006
	(Dollars in thousands)
Current:
United States	$53,694	$37,192	$41,542
International	4,262	5,153	2,795
Deferred:
United States	(4,674)	(2,421)	5,816
International	900	(2,751)	1,799
	$54,182	$37,173	$51,952

The provision for income taxes differs from the amount of income tax determined by applying the applicable United States (U.S.) statutory rate to earnings before income taxes, as a result of the following:

	2008	2007	2006
U.S. statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	5.7	1.7	2.4
Tax effect of goodwill impairment	—	5.1	—
Foreign income taxes at other than U.S. rates	(2.3)	(3.6)	(3.2)
Work Opportunity and Welfare-to-Work Tax Credits	(2.0)	(3.7)	(0.4)
Other, net	3.1	0.9	2.1
	39.5%	35.4%	35.9%

The components of the net deferred tax assets and liabilities are as follows:

	2008	2007
	(Dollars in thousands)
Deferred tax assets:
Deferred rent	$18,225	$18,382
Payroll and payroll related costs	29,741	26,605
Net operating loss carryforwards	3,557	4,752
Reserve for impaired assets	8,951	5,328
Inventories	2,551	1,204
Deferred gift card revenue	1,789	1,788
Other	15,268	5,892
Total deferred tax assets	$80,082	$63,951
Deferred tax liabilities:
Insurance	$—	$(4,280)
Depreciation and amortization	(114,912)	(120,975)
Accrued property taxes	(2,553)	(2,617)
Derivatives	(2,553)	(583)
Other	(10)	(1,032)
Total deferred tax liabilities	$(120,028)	$(129,487)
Net deferred tax liabilities	$(39,946)	$(65,536)

At June 30, 2008, the Company had U.S. and foreign operating loss carryforwards of approximately $10.0 million. During fiscal year 2008, approximately $5.6 million of the loss carryforwards related to French, Spanish and Polish tax losses were transferred in the merger with the Franck Provost Salon Group. The $10.0 million remainder of the loss carryforwards at June 30, 2008, relate to losses in the U.S. and Canada and expire in various amounts through 2028. The company expects to fully utilize all of these loss carryforwards.

As of June 30, 2008, undistributed earnings of international subsidiaries of approximately $49.1 million were considered to have been reinvested indefinitely and, accordingly, the Company has not provided United States income taxes on such earnings.

The Company files tax returns and pays tax primarily in the United States, Canada, the United Kingdom, and the Netherlands as well as states, cities, and provinces within these jurisdictions. In the United States, fiscal years 2005 and after remain open for federal tax audit. For state tax audits, the statute of limitations generally spans three to four years, resulting in a number of states remaining open for tax audits dating back to fiscal year 2004. However, the company is under audit in a number of states in which the statute of limitations has been extended to fiscal years 2000 and forward. Internationally (including Canada), the statute of limitations for tax audits varies by jurisdiction, but generally ranges from three to five years.

The Company adopted the provisions of FIN No. 48, Accounting for Uncertainity in Income Taxes, effective July 1, 2007. Immediately prior to the adoption of FIN No. 48, the Company’s tax reserves were $9.0 million. As a result of the adoption of FIN No. 48, the Company recognized a $20.7 million increase in the liability for unrecognized income tax benefits, including interest and penalties, which was accounted for through the following accounts:

(Dollars in thousands)
Deferred income taxes	$10,128
Goodwill	6,094
Additional paid-in capital	237
Retained earnings	4,237
Total increase	$20,696

A rollforward of the unrecognized tax benefits is as follows:

(Dollars in thousands)
Balance at July 1, 2007	$22,500
Additions based on tax positions related to the current year	2,466
Additions based on tax positions of prior years	1,498
Reductions on tax positions related to the expiration of the statue of limitations	(5,446)
Settlements	(618)
Balance at June 30, 2008	$20,400

If the Company were to prevail on all unrecognized tax benefits recorded, approximately $7.2 million of the $20.4 million reserve would benefit the effective tax rate. Interest and penalties associated with unrecognized tax benefits are recorded within income tax expense. During the year ended June 30, 2008, we recorded income expense of approximately $3.0 million for the accrual of interest and penalties. As of June 30, 2008, the Company had accrued interest and penalties related to unrecognized tax benefits of $7.2 million. This amount is not included in the gross unrecognized tax benefits noted above.

It is reasonably possible that the amount of the unrecognized tax benefit with respect to certain of our unrecognized tax positions will increase or decrease during the next twelve months; however, we do not expect the change to have a significant effect on our results of operations or our financial position.

10. BENEFIT PLANS

Profit Sharing Plan:

Prior to March 1, 2007, the Company maintained a Profit Sharing Plan (the Profit Sharing Plan) which covered substantially all non-highly compensated field supervisors, warehouse and corporate office employees. The Profit Sharing Plan was a defined contribution plan and contributions to it were at the discretion of the Company. Contributions were invested in a broad range of securities. Effective January 1, 2007, the vesting provisions of the Profit Sharing Plan were amended to comply with the accelerated vesting requirements required by the Pension Protection Act of 2006. Under the amended Profit Sharing Plan, participants’ interest in the Profit Sharing Plan become 20.0 percent vested after completing two years of service with vesting increasing 20.0 percent for each additional year of service, and with participants becoming fully vested after six full years of service.

On March 1, 2007, the Profit Sharing Plan was merged into the Company’s defined contribution 401(k) plan, the Regis Retirement Savings Plan (the RRSP). The RRSP is a 401(k) plan sponsored by the Company that resulted from the merger of four separate 401(k) plans previously maintained by the Company. In conjunction with the merger of the Profit Sharing Plan into the RRSP, the Profit Sharing Plan’s investments were liquidated and the proceeds were transferred and invested as directed by plan participants and are valued daily. The nature and terms of each 401(k) plan and of the Profit Sharing Plan did not change significantly in connection with the merger into the RRSP; the mergers did not affect participation in the RRSP, the account balances of plan participants in each respective plan, or the right to share in future profit sharing contributions to the plan.

Executive Profit Sharing Plan:

Prior to March 1, 2007, the Company maintained a nonqualified Profit Sharing Plan (the Executive Profit Sharing Plan) which covered company officers, field supervisors, warehouse and corporate office employees who were highly compensated. Contributions to the Executive Profit Sharing Plan were at the discretion of the Company. Prior to January 22, 2002, such contributions were invested in common stock of the Company. Subsequent to that date contributions were invested in a broad range of securities, including common stock of the Company. The investments other than Company common stock were in a pooled trust that was valued monthly. Investments in Company common stock were separately credited to participant accounts.

On March 1, 2007, the Executive Profit Sharing Plan was merged into the Company’s Nonqualified Deferred Salary Plan (as combined, the Executive Plan). Amounts received attributable to participant accounts in the Executive Profit Sharing Plan and all future profit sharing contributions under the Executive Plan are invested as directed by plan participants and are valued daily. Future profit sharing contributions to the Executive Plan will not be invested in common stock of the Company. The merger did not affect participation in the profit sharing portion of the Executive Plan, the profit sharing account balances of Executive Plan participants, or the right to share in future profit sharing contributions to participants’ Executive Plan accounts.

Stock Purchase Plan:

The Company has an employee stock purchase plan (ESPP) available to substantially all employees. Under the terms of the ESPP, eligible employees may purchase the Company’s common stock through payroll deductions. The Company contributes an amount equal to 15.0 percent of the purchase price of the stock to be purchased on the open market and pays all expenses of the ESPP and its administration, not to exceed an aggregate contribution of $10.0 million. As of June 30, 2008, the Company’s cumulative contributions to the ESPP totaled $6.8 million.

Franchise Stock Purchase Plan:

The Company has a franchise stock purchase plan (FSPP) available to substantially all franchisee employees. Under the terms of the plan, eligible franchisees and their employees may purchase the Company’s common stock. The Company contributes an amount equal to five percent of the purchase price of the stock to be purchased on the open market and pays all expenses of the plan and its administration, not to exceed an aggregate contribution of $0.7 million. As of June 30, 2008, the Company’s cumulative contributions to the FSPP totaled $0.1 million.

Deferred Compensation Contracts:

The Company has agreed to pay the Chief Executive Officer, commencing upon his retirement, an amount equal to 60 percent of his salary, adjusted for inflation, for the remainder of his life. Additionally, the Company has a survivor benefit plan payable upon his death at a rate of one half of his deferred compensation benefit, adjusted for inflation, for the remaining life of his spouse. In addition, the Company has other unfunded deferred compensation contracts covering key executives within the Company. The key executives’ benefits are based on years of service and the employee’s compensation prior to departure. The Company utilizes a June 30 measurement date for these deferred compensation contracts, a discount rate based on the Aa Bond index rate (6.50 and 6.25 percent at June 30, 2008 and 2007, respectively) and projected salary increases of 4.0 percent at June 30, 2008 and 2007 to estimate the obligations associated with these deferred compensation contracts. Compensation associated with these agreements is charged to expense as services are provided. Associated costs included in general and administrative expenses on the Consolidated Statement of Operations totaled $2.4, $4.0, and $2.4 million for fiscal years 2008, 2007, and 2006, respectively. Related obligations totaled $19.9 and $17.9 million at June 30, 2008 and 2007, respectively, and are included in other noncurrent liabilities in the Consolidated Balance Sheet. (The accumulated benefit obligation totaled $15.2 and $14.4 million at June 30, 2008 and 2007, respectively.) The tax-effected accumulated other comprehensive gain for the deferred compensation contracts, consisting of primarily unrecognized actuarial gains, was $0.3 million at June 30, 2008. The Company intends to fund its future obligations under these arrangements through company-owned life insurance policies on the participants. Cash values of these policies totaled $16.4 and $14.1 million at June 30, 2008 and 2007, respectively, and are included in other assets in the Consolidated Balance Sheet.

The Company also has entered into an Amended and Restated Compensation Agreement (the Restated Agreement) with the Vice Chairman of the Board of Directors (the Vice Chairman) during fiscal year 2007, that replaces the prior compensation agreement between the Company and the Vice Chairman. Under the Restated Agreement, the Vice Chairman will continue to provide services to the Company and the Company has agreed to pay the Vice Chairman an annual amount of $0.6 million, adjusted for inflation to $0.8 million in fiscal year 2008, for the remainder of his life (this amount remains unchanged from the prior agreement in place with the Vice Chairman). The Vice Chairman has agreed that during the period in which payments are made, as provided in the agreement, he will not engage in any business competitive with the business conducted by the Company. Additionally, the Company has a survivor benefit plan for the Vice Chairman’s spouse, payable upon his death, at a rate of one half of his deferred compensation benefit, adjusted for inflation, for the remaining life of his spouse. Estimated associated costs included in general and administrative expenses on the Consolidated Statement of Operations totaled $0.7, $2.1 and $0.3 million for each of fiscal years 2008, 2007 and 2006, respectively. Related obligations totaled $6.5 and $6.6 million at June 30, 2008 and 2007, respectively, and are included in other noncurrent liabilities in the Consolidated Balance Sheet. The Company intends to fund all future obligations under this agreement through company-owned life insurance policies on the Vice Chairman. Cash values of these policies totaled $3.4 and $3.1 million at June 30, 2008 and 2007, respectively, and are included in other assets in the Consolidated Balance Sheet. The policy death benefits exceed the obligations under this agreement.

In September 2006, the FASB issued SFAS No. 158. SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions (SFAS No. 87), SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits (SFAS No. 88), SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106) and SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS No. 132(R)). SFAS No. 158 requires balance sheet recognition of the funded status for all pension and postretirement benefit plans as of the Company’s fiscal year ended June 30, 2007. SFAS No. 158 requires the impact of the initial adjustment be recorded as an adjustment of the ending balance of accumulated other comprehensive income. Subsequent changes in funded status will be recognized as a component of other comprehensive income to the extent they have not yet been recognized as a component of net periodic benefit cost pursuant to SFAS No. 87, SFAS No. 88 or SFAS No. 106. The Company has unfunded deferred compensation contracts covering key executives based on their accomplishments within the Company which are subject to the provisions of SFAS No. 158. The Company adopted the provisions of SFAS No. 158 as of June 30, 2007. The adoption of SFAS No. 158 increased long-term liabilities by $0.9 million, increased deferred tax assets by $0.3 million and decreased accumulated other comprehensive income by $0.6 million on the Consolidated Balance Sheet. For the year ended June 30, 2008, an adjustment to the impact of the adoption of SFAS No. 158 decreased long-term liabilities by $1.3 million, increased deferred tax liabilities by $0.5 million and increased accumulated other comprehensive income by $0.8 million.

Compensation expense included in income before income taxes related to the aforementioned plans, excluding amounts paid for expenses and administration of the plans, for the three years ended June 30, 2008, 2007 and 2006, included the following:

	2008	2007	2006
	(Dollars in thousands)
Profit sharing plan	$3,373	$3,305	$2,650
Executive Profit Sharing Plan	497	491	389
ESPP	711	714	689
FSPP	18	11	16
Deferred compensation contracts	3,122	6,107	2,755

11. SHAREHOLDERS’ EQUITY

Net Income Per Share:

The Company’s basic earnings per share is calculated as net income divided by weighted average common shares outstanding, excluding unvested outstanding RSAs and RSUs. The Company’s dilutive earnings per share is calculated as net income divided by weighted average common shares and common share equivalents outstanding, which includes shares issuable under the Company’s stock option plan and long-term incentive plan, shares issuable under contingent stock agreements, and dilutive securities. Stock-based awards with exercise prices greater than the average market value of the Company’s common stock are excluded from the computation of diluted earnings per share.

The following table sets forth a reconciliation of shares used in the computation of basic and diluted earnings per share:

	2008	2007	2006
	(Shares in thousands)
Weighted average shares for basic earnings per share	43,157	44,723	45,168
Effect of dilutive securities:
Dilutive effect of stock-based compensation	430	844	1,076
Contingent shares issuable under contingent stock agreements	—	56	156
Weighted average shares for diluted earnings per share	43,587	45,623	46,400

The following table sets forth the awards which are excluded from the various earnings per share calculations:

	2008	2007	2006
	(Shares in thousands)
Basic earnings per share:
RSAs(1)	308	259	193
RSUs(1)	215	215	—
	523	474	193
Diluted earnings per share:
Stock options(2)	517	492	436
SARs(2)	416	405	96
RSA(1)	183	—	—
RSU(1)	215	—	—
	1,331	897	532

(1)                                  Awards were not vested

(2)                                  Awards were anti-dilutive

Stock-based Compensation Award Plans:

In May of 2004, the Company’s Board of Directors approved the 2004 Long Term Incentive Plan (2004 Plan). The 2004 Plan received shareholder approval at the annual shareholders’ meeting held on October 28, 2004. The 2004 Plan provides for the granting of stock options, equity-based stock appreciation rights (SARs) and restricted stock, as well as cash-based performance grants, to employees and directors of the Company. On March 8, 2007, the Company’s Board of Directors approved an amendment to the 2004 Plan to permit the granting and issuance of restricted stock units (RSUs). The 2004 Plan expires on May 26, 2014. A maximum of 2,500,000 shares of the Company’s common stock are available for issuance pursuant to grants and awards made under the 2004 Plan. Stock options, SARs and restricted stock under the 2004 Plan generally vest pro rata over five years and have a maximum term of ten years. The cash-based performance grants will be tied to the achievement of certain performance goals during a specified performance period, not less than one fiscal year in length. The RSUs cliff vest after five years and payment of the RSUs is deferred until January 31 of the year following vesting. Unvested awards are subject to forfeiture in the event of termination of employment. See Note 1 to the Consolidated Financial Statements for discussion of the Company’s measure of compensation cost for its incentive stock plans, as well as an estimate of future compensation expense related to these awards.

On October 24, 2000, the shareholders of Regis Corporation adopted the Regis Corporation 2000 Stock Option Plan (2000 Plan), which allows the Company to grant both incentive and nonqualified stock options and replaced the Company’s 1991 Stock Option Plan (1991 Plan). Total options covering 3,500,000 shares of common stock may be granted under the 2000 Plan to employees of the Company for a term not to exceed ten years from the date of grant. The term may not exceed five years for incentive stock options granted to employees of the Company possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options may also be granted to the Company’s outside directors for a term not to exceed ten years from the grant date. The 2000 Plan contains restrictions on transferability, time of exercise, exercise price and on disposition of any shares acquired through exercise of the options. Stock options are granted at not less than fair market value on the date of grant. The Board of Directors determines the 2000 Plan participants and establishes the terms and conditions of each option.

The Company also has outstanding stock options under the 1991 Plan, although the Plan terminated in 2001. The terms and conditions of the 1991 Plan are similar to the 2000 Plan. Total options covering 5,200,000 shares of common stock were available for grant under the 1991 Plan and, as of June 30, 2001, all available shares were granted.

Common shares available for grant under the following plans as of June 30 were:

	2008	2007	2006
	(Shares in thousands)
2000 Plan	136	136	250
2004 Plan	1,459	1,748	1,971
	1,595	1,884	2,221

Stock options outstanding, weighted average exercise prices and weighted average fair values were as follows:

	Options Outstanding
	Shares	Weighted Average Exercise Price
	(in thousands)
Balance, June 30, 2005	3,673	$19.43
Granted	135	35.33
Cancelled	(48)	26.95
Exercised	(852)	17.02
Balance, June 30, 2006	2,908	20.59
Granted	141	39.04
Cancelled	(27)	27.06
Exercised	(829)	17.22
Balance, June 30, 2007	2,193	22.97
Granted	143	28.57
Cancelled	(97)	34.17
Exercised	(526)	16.91
Balance, June 30, 2008	1,713	24.55
Exercisable at June 30, 2008	1,344	$21.94

Outstanding options of 1,713,244 at June 30, 2008 had an intrinsic value of $8.9 million and a weighted average remaining contractual term of 4.3 years. Exercisable options of 1,343,744 at June 30, 2008 had an intrinsic value of $8.9 million and a weighted average remaining contractual term of 3.2 years. An additional 347,224 options are expected to vest with a $34.12 per share weighted average exercise price and a weighted average remaining contractual life of 8.6 years that have a total intrinsic value of zero.

All options granted relate to stock option plans that have been approved by the shareholders of the Company. Stock options granted in fiscal year 2008 were granted under the 2004 Plan. Stock options granted in fiscal year 2007 and 2006 were granted under the 2000 Plan.

Grants of RSAs, RSUs and SARs outstanding under the 2004 Plan, as well as other relevant terms of the awards, were as follows:

	Nonvested		SARs Outstanding
	Restricted Stock Outstanding Shares/Units	Weighted Average Grant Date Fair Value	Shares	Weighted Average Exercise Price
	(in thousands)		(in thousands)
Balance, June 30, 2005	142	$38.40	197	$39.16
Granted	86	35.33	97	35.33
Cancelled	(3)	39.59	(3)	39.98
Vested/Exercised	(32)	38.67	(5)	40.31
Balance, June 30, 2006	193	36.92	286	36.87
Granted	343	40.07	139	39.01
Cancelled	(21)	37.84	(23)	38.41
Vested/Exercised	(41)	37.33	(2)	37.92
Balance, June 30, 2007	474	38.36	400	37.53
Granted	125	28.57	138	28.57
Cancelled	(10)	37.71	(11)	38.53
Vested/Exercised	(66)	38.05	—	—
Balance, June 30, 2008	523	36.76	527	35.70
Exercisable at June 30, 2008			182	$38.73

Outstanding and unvested RSAs of 308,325 at June 30, 2008 had an intrinsic value of $8.1 million and a weighted average remaining contractual term of 2.3 years. An additional 293,802 awards are expected to vest with a total intrinsic value of $7.7 million.

Outstanding SARs of 527,300 at June 30, 2008 had a total intrinsic value of zero and a weighted average remaining contractual term of 6.8 years. Exercisable SARs of 181,820 at June 30, 2008 had a total intrinsic value of zero and a weighted average contractual term of 7.0 years. An additional 332,306 rights are expected to vest with a $34.00 per share weighted average grant price, a weighted average remaining contractual life of 6.7 years and a total intrinsic value of zero.

Total cash received from the exercise of share-based instruments in fiscal years 2008 and 2007 was $8.9 and $16.8 million, respectively.

As of June 30, 2008, the total unrecognized compensation cost related to all unvested stock-based compensation arrangements was $23.9 million. The related weighted average period over which such cost is expected to be recognized was approximately 3.7 years as of June 30, 2008.

The total intrinsic value of all stock-based compensation (the amount by which the stock exceeded the exercise or grant date price) that was exercised during fiscal years 2008, 2007 and 2006 was $7.3, $17.7 and $18.4 million, respectively.

Using the fair value of each grant on the date of grant, the weighted average fair values per stock-based compensation award granted during fiscal years 2008, 2007 and 2006 were as follows:

	2008	2007	2006
Stock options	$8.60	$12.38	$11.43
SARs	8.60	12.37	11.43
Restricted stock awards	28.57	39.01	35.33
Restricted stock units	—	40.70	—

The expense associated with the RSA and RSU grants is based on the market price of the Company’s stock at the date of grant. The significant assumptions used in determining the underlying fair value on the date of grant of each stock option and SAR grant issued during the fiscal years 2008, 2007 and 2006 is presented below:

	2008	2007	2006
Risk-free interest rate	3.29%	4.55%	4.96%
Expected term (in years)	5.50	5.50	5.50
Expected volatility	28.00%	27.00%	27.00%
Expected dividend yield	0.56%	0.41%	0.45%

The risk free rate of return is determined based on the U.S. Treasury rates approximating the expected life of the options and SARs granted. Expected volatility is established based on historical volatility of the Company’s stock price. Estimated expected life was based on an analysis of historical stock options granted data which included analyzing grant activity including grants exercised, expired, and canceled. The expected dividend yield is determined based on the Company’s annual dividend amount as a percentage of the strike price at the time of the grant. The Company uses historical data to estimate pre-vesting forfeiture rates.

Compensation expense included in income before income taxes related to stock- based compensation was $6.8, $4.9 and $4.9 million for the three years ended June 30, 2008, 2007, and 2006, respectively.

See Note 1 to the Consolidated Financial Statements for discussion of the Company’s measure of compensation cost for its stock-based compensation awards.

Authorized Shares and Designation of Preferred Class:

The Company has 100 million shares of capital stock authorized, par value $0.05, of which all outstanding shares, and shares available under the Stock Option Plans, have been designated as common.

In addition, 250,000 shares of authorized capital stock have been designated as Series A Junior Participating Preferred Stock (preferred stock). None of the preferred stock has been issued.

Shareholders’ Rights Plan:

The Company has a shareholders’ rights plan pursuant to which one preferred share purchase right is held by shareholders for each outstanding share of common stock. The rights become exercisable only following the acquisition by a person or group, without the prior consent of the Board of Directors, of 15.0 percent or more of the Company’s voting stock, or following the announcement of a tender offer or exchange offer to acquire an interest of 15.0 percent or more. If the rights become exercisable, they entitle all holders, except the takeover bidder, to purchase one one-thousandth of a share of preferred stock at an exercise price of $140, subject to adjustment, or in lieu of purchasing the preferred stock, to purchase for the same exercise price common stock of the Company (or in certain cases common stock of an acquiring company) having a market value of twice the exercise price of a right.

Share Repurchase Program:

In May 2000, the Company’s Board of Directors (BOD) approved a stock repurchase program. Originally, the program authorized up to $50.0 million to be expended for the repurchase of the Company’s stock. The BOD elected to increase this maximum to $100.0 million in August 2003, to $200.0 million on May 3, 2005, and to $300.0 million on April 26, 2007. The timing and amounts of any repurchases will depend on many factors, including the market price of the common stock and overall market conditions. Historically, the repurchases to date have been made primarily to eliminate the dilutive effect of shares issued in conjunction with acquisitions, restricted stock grants and stock option exercises. All repurchased shares become authorized but unissued shares of the Company. This repurchase program has no stated expiration date. As of June 30, 2008, 2007, and 2006, a total accumulated 6.8, 5.1, and 3.0 million shares have been repurchased for $226.5, $176.5, and $96.8 million, respectively. As of June 30, 2008, $73.5 million remains to be spent on share repurchases under this program.

12. SEGMENT INFORMATION

As of June 30, 2008, the Company owned, franchised or held ownership interests in over 13,550 worldwide locations. The Company’s locations consisted of 10,273 North American salons (located in the United States, Canada and Puerto Rico), 472 international salons, 92 hair restoration centers, and 2,714 locations in which the Company maintains an ownership interest through its investments in affiliates.

See Note 2 of the Consolidated Financial Statements on the classification of the Trade Secret salon concept as a discontinued operation.  The locations listed above include 672 company-owned salons and 63 franchised North American salons (located within the United States, Canada, and Puerto Rico) that are within the Trade Secret concept being accounted for as a discontinued operation.

The Company operates its North American salon operations through five primary concepts: Regis Salons, MasterCuts, SmartStyle and Supercuts and Promenade salons. The concepts offer similar products and services, concentrate on the mass market consumer marketplace and have consistent distribution channels. All of the company-owned and franchise salons within the North American salon concepts are located in high traffic, retail shopping locations that attract mass market consumers, and the individual salons display similar long-term economic characteristics. The salons share interdependencies and a common support base. The Company’s hair restoration centers are located in the United States and Canada.

The Company operates its international salon operations, primarily in the United Kingdom, through three primary concepts: Regis, Supercuts, and Sassoon salons. Consistent with the North American concepts, the international concepts offer similar products and services, concentrate on the mass market consumer marketplace and have consistent distribution channels. All of the international salon concepts are company-owned and are located in malls, leading department stores, mass market consumers, and the individual salons display similar long-term economic characteristics. The salons share interdependencies and a common support base.

The Company’s hair restoration centers are located in the United States and Canada.

The Company’s equity method investments of $197.9 million and $12.1 million as of June 30, 2008 and 2007, respectively, are considered part of the unallocated corporate segment.

Based on the way the Company manages its business, it has reported its North American salons, international salons, and hair restoration centers as three separate reportable operating segments.

The accounting policies of the reportable operating segments are the same as those described in Note 1 to the Consolidated Financial Statements. Corporate assets detailed below are primarily comprised of property and equipment associated with the Company’s headquarters and distribution centers, corporate cash, inventories located at corporate distribution centers, deferred income taxes, franchise receivables and other corporate assets. Intersegment sales and transfers are not significant. Summarized financial information concerning the Company’s reportable operating segments is shown in the following table as of June 30, 2008, 2007, and 2006:

	For the Year Ended June 30, 2008(1)(2)
	Salons		Hair Restoration	Unallocated
	North America	International	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$1,635,238	$165,379	$61,873	$—	$1,862,490
Product	414,909	67,078	69,299	—	551,286
Royalties and fees	39,599	23,606	4,410	—	67,615
	2,089,746	256,063	135,582	—	2,481,391
Operating expenses:
Cost of service	939,242	89,617	33,700	—	1,062,559
Cost of product	208,705	35,702	19,984	—	264,391
Site operating expenses	165,185	14,410	5,174	—	184,769
General and administrative	121,345	37,143	30,941	132,134	321,563
Rent	295,659	56,571	7,313	1,933	361,476
Depreciation and amortization	73,755	10,969	10,289	18,280	113,293
Total operating expenses	1,803,891	244,412	107,401	152,347	2,308,051
Operating income (loss)	285,855	11,651	28,181	(152,347)	173,340
Other income (expense):
Interest expense	—	—	—	(44,279)	(44,279)
Interest income and other, net	—	—	—	8,173	8,173
Income (loss) from continuing operations before income taxes and equity in income of affiliated companies	$285,855	$11,651	$28,181	$(188,453)	$137,234
Total assets	$1,249,827	$120,443	$284,898	$580,703	$2,235,871
Long-lived assets	355,287	35,902	11,616	79,046	481,851
Capital expenditures	51,057	10,624	4,191	19,927	85,799
Purchases of salon assets	119,822	6,719	19,036	—	145,577

(1)

On August 1, 2007, the Company contributed its accredited cosmetology schools to Empire Education Group, Inc. For the year ended June 30, 2008 the results of operations for the month ended July 31, 2007 for the accredited cosmetology schools are reported in the North American salons segment. The Company retained ownership of its one North American and four United Kingdom Sassoon schools. Subsequent to August 1, 2007 results of operations for the Sassoon schools are included in their respective North American and international salon segments.

On January 31, 2008, the Company merged its continental European franchise salon operations with the Franck Provost Salon Group. For the year ended June 30, 2008 the results of operations for the seven months ended January 31, 2008 are reported in the international salon segment.

(2)

Beginning with the period ended December 31, 2008, the operations of Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation. All comparable periods will reflect Trade Secret as a discontinued operation. See further discussion at Note 2 to the Condensed Consolidated Financial Statements.

	For the Year Ended June 30, 2007 (1)
	Salons		Beauty	Hair Restoration	Unallocated
	North America	International	Schools	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$1,482,965	$151,057	$76,556	$53,902	$—	$1,764,480
Product	391,009	65,675	9,071	63,157	—	528,912
Royalties and fees	38,206	36,698	—	5,042	—	79,946
	1,912,180	253,430	85,627	122,101	—	2,373,338
Operating expenses:
Cost of service	846,978	80,256	32,583	29,129	—	988,946
Cost of product	194,985	38,957	5,462	18,859	—	258,263
Site operating expenses	157,246	11,989	16,366	5,013	—	190,614
General and administrative	108,283	45,179	9,848	27,191	127,222	317,723
Rent	273,720	50,410	9,272	6,535	1,885	341,822
Depreciation and amortization	71,577	9,091	3,355	9,813	17,628	111,464
Goodwill impairment	—	—	23,000	—	—	23,000
Total operating expenses	1,652,789	235,882	99,886	96,540	146,735	2,231,832
Operating income (loss)	259,391	17,548	(14,259)	25,561	(146,735)	141,506
Other income (expense):
Interest	—	—	—	—	(41,647)	(41,647)
Other, net	—	—	—	—	5,053	5,053
Income (loss) from continuing operations before income taxes	$259,391	$17,548	$(14,259)	$25,561	$(183,329)	$104,912
Total assets	$1,058,643	$210,629	$163,818	$262,295	$436,729	$2,132,114
Long-lived assets	334,568	34,569	16,664	9,461	98,823	494,085
Capital expenditures	49,294	8,057	2,493	4,590	25,645	90,079
Purchases of salon assets	64,614	2,895	(73)	1,869	—	69,305

(1)

Beginning with the period ended December 31, 2008, the operations of Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation.  All comparable periods will reflect Trade Secret as a discontinued operation.  See further discussion at Note 2 to the Condensed Consolidated Financial Statements.

	For the Year Ended June 30, 2006 (1)
	Salons		Beauty	Hair Restoration	Unallocated
	North America	International	Schools	Centers	Corporate	Consolidated
	(Dollars in thousands)
Revenues:
Service	$1,366,436	$133,323	$58,281	$46,471	$—	$1,604,511
Product	368,641	53,796	5,671	58,143	—	486,251
Royalties and fees	38,609	33,543	—	5,088	—	77,240
	1,773,686	220,662	63,952	109,702	—	2,168,002
Operating expenses:
Cost of service	780,136	71,110	24,757	26,624	—	902,627
Cost of product	186,081	32,168	4,278	17,592	—	240,119
Site operating expenses	156,387	9,755	10,272	4,536	—	180,950
General and administrative	99,264	41,963	8,270	23,254	112,243	284,994
Rent	253,419	42,756	6,999	6,215	1,385	310,774
Depreciation and amortization	67,182	9,348	2,610	9,908	14,026	103,074
Terminated acquisition income, net	—	—	—	—	(33,683)	(33,683)
Total operating expenses	1,542,469	207,100	57,186	88,129	93,971	1,988,855
Operating income (loss)	231,217	13,562	6,766	21,573	(93,971)	179,147
Other income (expense):
Interest	—	—	—	—	(34,913)	(34,913)
Other, net	—	—	—	—	621	621
Income (loss) from continuing operations before income taxes	$231,217	$13,562	$6,766	$21,573	$(128,263)	$144,855
Total assets	$1,030,720	$187,556	$177,295	$259,739	$330,014	$1,985,324
Long-lived assets	340,105	30,094	16,003	7,203	90,359	483,764
Capital expenditures	71,507	8,978	3,681	2,833	32,915	119,914
Purchases of salon assets	82,123	4,556	62,753	8,176	—	157,608

(1)                                 Beginning with the period ended December 31, 2008, the operations of Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation.  All comparable periods will reflect Trade Secret as a discontinued operation.  See further discussion at Note 2 to the Condensed Consolidated Financial Statements.

Total revenues and long-lived assets associated with business operations in the United States and all other countries in aggregate were as follows:

	Year Ended June 30,(1)
	2008		2007		2006
	Total Revenues	Long-lived Assets	Total Revenues	Long-lived Assets	Total Revenues	Long-lived Assets
	(Dollars in thousands)
United States	$2,080,178	$425,131	$2,005,939	$439,650	$1,845,483	$432,377
Other countries	401,213	56,720	367,399	54,435	322,519	51,387
Total	$2,481,391	$481,851	$2,373,338	$494,085	$2,168,002	$483,764

(1)                                 Beginning with the period ended December 31, 2008, the operations of Trade Secret concept within the North American reportable segment were accounted for as a discontinued operation.  All comparable periods will reflect Trade Secret as a discontinued operation.  See further discussion at Note 2 to the Condensed Consolidated Financial Statements.

QUARTERLY FINANCIAL DATA

(Unaudited)

	Quarter Ended				Year
	September 30	December 31	March 31	June 30	Ended
	(Dollars in thousands, except per share amounts)
2008
Revenues	$607,330	$614,666	$618,857	$640,538	$2,481,391
Gross profit, including site depreciation	266,158	264,669	271,047	284,952	1,086,826
Operating income(a)(c)	38,946	41,644	43,141	49,609	173,340
Income from continuing operations	19,448	20,725	19,146	24,582	83,901
Income (loss) from discontinued operations	1,151	1,831	(178)	(1,501)	1,303
Net income(a)(c)	20,599	22,556	18,968	23,081	85,204
Income from continuing operations per share, basic(d)	0.44	0.48	0.45	0.58	1.94
Income (loss) from discontinued operations per share, basic(d)	0.03	0.04	(0.01)	(0.04)	0.03
Net income per basic share	0.47	0.52	0.44	0.54	1.97
Income from continuing operations per share, diluted	0.44	0.47	0.44	0.57	1.92
Income (loss) from discontinued operations per share, diluted(d)	0.03	0.04	(0.00)	(0.03)	0.03
Net income per diluted share(d)	0.46	0.51	0.44	0.54	1.95
Dividends declared per share	0.04	0.04	0.04	0.04	0.16

	Quarter Ended				Year
	September 30	December 31	March 31	June 30	Ended
	(Dollars in thousands, except per share amounts)
2007
Revenues	$573,781	$584,548	$596,935	$618,074	$2,373,338
Gross profit, including site depreciation	252,244	257,011	262,866	274,062	1,046,183
Operating income(a)(b)(c)	36,773	37,814	19,253	47,666	141,506
Income from continuing operations(a)(b)(c)	18,349	20,761	2,606	26,023	67,739
Income from discontinued operations	4,744	6,113	2,722	1,852	15,431
Net income	23,093	26,874	5,328	27,875	83,170
Income from continuing operations per share, basic(d)	0.41	0.46	0.06	0.59	1.51
Income from discontinued operations per share, basic	0.11	0.14	0.06	0.04	0.35
Net income per basic share(d)	0.51	0.60	0.12	0.63	1.86
Income from continuing operations per share, diluted(d)	0.40	0.46	0.06	0.58	1.48
Income from discontinued operations per share, diluted(d)	0.10	0.13	0.06	0.04	0.34
Net income per diluted share(d)	0.50	0.59	0.12	0.62	1.82
Dividends declared per share	0.04	0.04	0.04	0.04	0.16

Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 6 in this Form 10-K for explanations of items which impacted fiscal year 2008 revenues, operating and net income.

(a)                                 Operating income and income from continuing operations increase as a result of $3.2 million ($2.0 million net of tax), $3.7 million ($2.3 million net of tax), $7.4 million ($4.8 million of tax), and $2.6 million ($2.2 million net of tax) was recorded in the fourth quarter ended June 30, 2008, second quarter ended December 31, 2007, fourth quarter ended June 30, 2007, and third quarter ended March 31, 2007, respectively, related to a change in estimate in the Company’s self-insurance accruals, primarily, prior years’ workers’ compensation claims reserves, due to our safety and return-to-work programs over the recent years, as well as changes in state laws.

(b)                                Expense of $23.0 million ($19.6 million net of tax) was recorded in the third quarter ended March 31, 2007 related to our beauty school business, related to the Company’s annual goodwill impairment analysis.

(c)                                 Expenses of $6.1 million ($3.7 million net of tax) and $5.1 million ($3.4 million net of tax) were recorded in the fourth quarters ended June, 30, 2008 and 2007, respectively, related to the impairment of property and equipment at underperforming locations.

(d)           Total is a recalculation; line items calculated individually may not sum to total.